Exhibit 4.3

CREDIT AGREEMENT
among
WESTMORELAND COAL COMPANY,
as the Borrower
VARIOUS LENDERS,
and
BANK OF MONTREAL,
as ADMINISTRATIVE AGENT
________________________________
Dated as of December 16, 2014
________________________________
BMO CAPITAL MARKETS CORP. and DEUTSCHE BANK SECURITIES INC.,
as JOINT LEAD ARRANGERS and JOINT BOOK-RUNNERS

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6.10.	Financial Statements; Pro Forma Balance Sheet; Projections	65
6.11.	Solvency Certificate; Insurance Certificates, etc.	66
6.12.	Fees, etc.	66
6.13.	Patriot Act	66
6.14.	Credit Documentation	66
SECTION 7.	Conditions Precedent to All Credit Events	66
7.01.	No Default; Representations and Warranties	66
7.02.	Notice of Borrowing	67
SECTION 8.	Representations, Warranties and Agreements	67
8.01.	Organization; Powers	67
8.02.	Authorization; Enforceability	67
8.03.	No Violation	67
8.04.	Approvals	68
8.05.	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections	68
8.06.	Litigation	69
8.07.	Disclosure	69
8.08.	Use of Proceeds; Margin Regulations	69
8.09.	Tax Returns and Payments	70
8.10.	Compliance with ERISA and Other Benefits Laws	70
8.11.	Security Documents	71
8.12.	Properties	71
8.13.	Subsidiaries	72
8.14.	Compliance with Statutes, etc.	72
8.15.	Investment Company Act	72
8.16.	Environmental Matters	72
8.17.	Employment and Labor Relations	72
8.18.	Intellectual Property, etc.	73
8.19.	Foreign Assets Control Regulations, Etc.	73
SECTION 9.	Affirmative Covenants	73
9.01.	Information Covenants	73
9.02.	Books, Records and Inspections	75
9.03.	Maintenance of Property; Insurance	76
9.04.	Existence; Franchises	76
9.05.	Compliance with Statutes, etc.	76
9.06.	Compliance with Environmental Laws	77
9.07.	ERISA	77
9.08.	End of Fiscal Years; Fiscal Quarters	77
9.09.	Payment of Taxes	78
9.10.	Use of Proceeds	78
9.11.	Additional Security; Further Assurances; etc.	78
9.12.	Interest Rate Protection	79
9.13.	Ratings	79
SECTION 10.	Negative Covenants	80
10.01.	Liens	80
10.02.	Consolidation, Merger, Amalgamation, Purchase or Sale of Assets, etc.	83

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10.03.	Dividends	87
10.04.	Indebtedness	89
10.05.	Advances, Investments and Loans	91
10.06.	Transactions with Affiliates	94
10.07.	Limitation on Certain Restrictions on Subsidiaries	95
10.08.	Business; etc.	96
10.09.	Optional Payments and Modifications of Certain Debt Instruments	96
SECTION 11.	Events of Default	96
11.01.	Payments	96
11.02.	Representations, etc.	96
11.03.	Covenants	96
11.04.	Default Under Other Agreements	96
11.05.	Bankruptcy, etc.	97
11.06.	ERISA	97
11.07.	Security Documents	97
11.08.	Guaranties	98
11.09.	Judgments	98
11.10.	Change of Control	98
11.11.	Limitation on Activities of Absaloka	98
11.12.	Limitation on Activities of Westmoreland Canada LLC	98
SECTION 12.	The Administrative Agent	99
12.01.	Appointment	99
12.02.	Nature of Duties	99
12.03.	Lack of Reliance on the Administrative Agent	99
12.04.	Certain Rights of the Administrative Agent	100
12.05.	Reliance	100
12.06.	Indemnification	100
12.07.	The Administrative Agent in its Individual Capacity	100
12.08.	Holders	100
12.09.	Resignation by the Administrative Agent	101
12.10.	Collateral Matters	101
12.11.	Delivery of Information	102
SECTION 13.	Miscellaneous	103
13.01.	Payment of Expenses, etc.	103
13.02.	Right of Setoff	104
13.03.	Notices	104
13.04.	Benefit of Agreement; Assignments; Participations	105
13.05.	No Waiver; Remedies Cumulative	107
13.06.	Payments Pro Rata	107
13.07.	Calculations; Computations	108
13.08.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	108
13.09.	Counterparts	109
13.10.	Effectiveness	109
13.11.	Headings Descriptive	109
13.12.	Amendment or Waiver; etc.	109

-iii-

13.13.	Survival	112
13.14.	Domicile of Loans	112
13.15.	Register	112
13.16.	Confidentiality	112
13.17.	Patriot Act	113
13.18.	Interest Rate Limitation	113
13.19.	Judgment Currency	113
13.20.	No Fiduciary Duty	114
13.21.	Intercreditor Agreements	114

SECHEDULE 1.01(a)	Commitments
SECHEDULE 1.01(b)	Lender Addresses
SECHEDULE 1.01(c)	Excluded Real Property
SECHEDULE 1.01(d)	Permitted Sale Leaseback
SECHEDULE 2.15	Reverse Dutch Auction Procedures
SECHEDULE 8.11(a)	Financing Statements
SECHEDULE 8.12	Real Property
SECHEDULE 8.13	Subsidiaries
SECHEDULE 8.16	Environmental Matters
SECHEDULE 8.17	Labor Matters
SECHEDULE 10.01	Existing Liens
SECHEDULE 10.02	Subsidiaries and Investments
SECHEDULE 10.02(v)	Dispositions
SECHEDULE 10.03(v)	Dividends
SECHEDULE 10.04	Existing Indebtedness
SECHEDULE 10.05	Existing Investments
SECHEDULE 10.05(xv)	Joint Ventures
SECHEDULE 10.05(xvi)	Intercompany Indebtedness
SECHEDULE 10.05(xvii)	Investments in newly formed Foreign Subsidiaries
SECHEDULE 10.07	Existing Restrictions

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B	Form of Promissory Note
EXHIBIT C	[Reserved]
EXHIBIT D	Form of Section 5.04(b)(ii) Certificate
EXHIBIT E	Form of Opinion of counsel to the Credit Parties
EXHIBIT F	Form of Officers’ Certificate
EXHIBIT G	Form of Guaranty and Collateral Agreement
EXHIBIT H	Form of Solvency Certificate
EXHIBIT I	Form of Compliance Certificate
EXHIBIT J	Form of Assignment and Assumption Agreement
EXHIBIT K	Form of Intercompany Note

-iv-

CREDIT AGREEMENT, dated as of December 16, 2014, among Westmoreland Coal Company, a Delaware corporation, the Lenders party hereto from time to time and Bank of Montreal, as Administrative Agent. All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.
W I T N E S S E T H:
WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the respective credit facilities provided for herein;
NOW, THEREFORE, IT IS AGREED:
SECTION 1.     Definitions and Accounting Terms
1.01.     Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“ABL Documents” shall mean any agreement or instrument governing or evidencing any Permitted ABL Indebtedness.
“ABL Facility” shall mean the Second Amended and Restated Loan and Security Agreement, dated as of December 16, 2014 among the Borrower, certain other Credit Parties, the lenders parties thereto and The PrivateBank and Trust Company, as administrative agent, as such agreement may be amended, restated, supplemented, refinanced, replaced, extended or otherwise modified from time to time.
“ABL Intercreditor Agreement” shall mean the Working Capital Intercreditor Agreement, dated as of the Effective Date, among the ABL Representative, the Notes Representative, the Administrative Agent, certain Credit Parties party thereto and the other parties thereto.
“ABL Priority Collateral” shall mean the “Working Capital Loan First Priority Collateral” as defined in the ABL Intercreditor Agreement.
“ABL Representative” shall mean the “Working Capital Agent” as defined in the ABL Intercreditor Agreement.
“Absaloka” shall mean Absaloka Coal, LLC.
“Accounting Change” shall have the meaning assigned to such term in the definition of GAAP.
“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary of the Borrower or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Subsidiary of the Borrower.
“Acquisition” shall mean the acquisition by the Borrower of 100% of the outstanding equity securities of Oxford GP and certain subordinated units and subordinated unit warrants of Oxford MLP, pursuant to the Acquisition Agreement.

“Acquisition Agreement” shall mean the purchase agreement relating to the Acquisition, dated as of October 16, 2014, among the Sellers and the Borrower, together with all exhibits and schedules thereto.
“Acquisition Documents” shall mean the Acquisition Agreement and all other agreements and documents relating to the Acquisition, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
“Additional Lender” shall have the meaning provided in Section 2.14(d).
“Additional Security Documents” shall have the meaning provided in Section 9.11(b).
“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus the sum of the amount of all net Non-Cash Charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, less the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.
“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities at such time. For purposes of calculating Adjusted Consolidated Working Capital for any period in which a Permitted Acquisition occurs, the “consolidated current assets” and “consolidated current liabilities” of any Acquired Entity or Business (determined on a basis consistent with the corresponding definitions herein, with appropriate reference changes) as of the date such Permitted Acquisition is consummated shall be added to Consolidated Current Assets or Consolidated Current Liabilities, as the case may be, as of the first day of the applicable period.
“Administrative Agent” shall mean Bank of Montreal, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary thereof.
“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.
“Applicable Excess Cash Flow Percentage” shall mean, with respect to any Excess Cash Payment Date, 75%; provided that if on the last day of the relevant Excess Cash Payment Period, the Total Leverage Ratio for the Test Period then most recently ended (as set forth in the officer’s certificate delivered (or required to be delivered) with respect to such Test Period pursuant to Section 9.01(e)) is (i) (a) less than 3.00:1.00 and (b) greater than or equal to 2.50:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 50%, (ii) (a) less than 2.50:1.00 and (b) greater than or equal to 2.00:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 25% or (ii) less than 2.00:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 0%.

“Applicable Margin” initially shall mean a percentage per annum equal to, in the case of Term Loans maintained as (A) Base Rate Loans, 5.50% and (B) LIBOR Loans, 6.50%.
“Approved Fund” shall mean with respect to any Lender which is a fund that invests in loans, any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.
“As-Extracted Collateral” shall mean (a) oil, gas or other minerals that are subject to a security interest that (i) is created by a debtor having an interest in the minerals before extraction and (ii) attaches to the minerals as extracted; or (b) accounts arising out of the sale at the wellhead or minehead of oil, gas, or other minerals in which the debtor had an interest before extraction.
“As-Extracted Collateral Filing” shall mean a financing statement covering As-Extracted Collateral filed in the office designated for the filing or recording of a record of a mortgage on the related Real Property.
“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Wholly-Owned Subsidiary of the Borrower of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but excluding (a) sales of assets pursuant to Sections 10.02(ii), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiv), (xv), (xix) and (xx) and (b) any other sale, transfer or disposition (for such purpose, treating any series of related sales, transfers or dispositions as a single such transaction) that generates gross proceeds of less than $10,000,000.
“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit J (appropriately completed).
“Auction” shall have the meaning set forth in Section 2.15(a).
“Auction Manager” shall have the meaning set forth in Section 2.15(a).
“Auction Notice” shall mean the notification provided to the Auction Manager (for distribution to the Lenders of the Term Loans) by the Borrower in connection with each Auction in accordance with Section 2.15 and Schedule 2.15.
“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors of the Borrower to deliver such notices pursuant to this Agreement, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief executive officer, president, chief financial officer, chief legal officer, senior vice president, treasurer, assistant treasurer, controller or principal accounting officer of the Borrower, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any officer described in clauses (i) or (ii) immediately above) of the Borrower.
“Bankruptcy Code” shall have the meaning provided in Section 11.05.
“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) 1/2 of 1% per annum in excess of the overnight Federal Funds Rate at such time and (iii) the LIBO Rate for a LIBOR Loan denominated in dollars with a one-month interest period commencing on such day plus 1.00%. For purposes of this definition, the LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of LIBO

Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate, respectively.
“Base Rate Loan” shall mean each Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.
“Borrower” shall mean Westmoreland Coal Company.
“Borrower Common Stock” shall mean the authorized common stock of the Borrower.
“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche by the Borrower from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or continuation on such date) having in the case of LIBOR Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of LIBOR Loans.
“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York, New York, a day on which banking institutions are authorized or required by law or other government action to close.
“Calculation Date” shall have the meaning provided in the definition of Fixed Charge Coverage Ratio.
“Calculation Period” shall mean, with respect to any Permitted Acquisition or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition or other event for which financial statements have been delivered to the Lenders pursuant to Section 9.01(a) or (b), as applicable.
“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person.
“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles, provided that notwithstanding the foregoing, in no event will any obligation in respect of a lease that would have been categorized as an operating lease in accordance with GAAP on the Effective Date be considered a Capitalized Lease Obligation.
“Cash Equivalents” shall mean, as to any Person,
(a)    United States dollars or any other currencies held from time to time in the ordinary course of business;

(b)    securities issued by the United States or Canadian government or any agency or instrumentality of the United States government having maturities of not more than two years from the date of acquisition;
(c)    certificates of deposit, time deposits, money market deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances with maturities of two years or less and overnight bank deposits, in each case with any Lender or with any domestic commercial bank having capital and surplus in excess of $500 million;
(d)    repurchase obligations for underlying securities of the types described in clauses (b), (c) and (f) entered into with any financial institution meeting the qualifications specified in clause (c) above;
(e)     commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and, in each case, maturing within two years after the date of acquisition;
(f)    securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof, and rated at least Baa3 by Moody’s or BBB- by S&P and, in each case, maturing within two years after the date of acquisition;
(g)    mutual funds whose investment guidelines restrict 90% of such funds’ investments to those satisfying the provisions of clauses (a) through (f) above;
(h)    money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500 million;
(i)    time deposit accounts, certificates of deposit and money market deposits with maturities of one year or less from the date of acquisition, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks; and
(j) Indebtedness or preferred stock issued by Persons rated at least A-2 by Moody’s or A by S&P.
“Change of Control” shall mean (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Borrower or (iii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the Borrower measured by voting power rather than number of shares.
“Claims” shall have the meaning provided in the definition of “Environmental Claims.”
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all GCA Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral, which will not include in any case the ICTC Excluded Collateral or the Excluded Property.
“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.
“Commitment” shall mean any of the commitments of any Lender, i.e., a Term Loan Commitment.
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).
“Company Material Adverse Effect” shall mean “Company Material Adverse Effect” as defined in the Acquisition Agreement.
“Confidential Information Memorandum” shall mean the Confidential Information Memorandum and supplemental documents thereto, dated November 2014 and furnished to certain Lenders.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however determined) or that are franchise Taxes or branch profits Taxes.
“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Subsidiaries at such time.
“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries at such time, but excluding the current portion of any Indebtedness under this Agreement and the current portion of any other long-term Indebtedness that would otherwise be included therein.
“Consolidated EBITDA” shall mean, for any period, the Consolidated Net Income of the Borrower and its Subsidiaries for such period (A) plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:
(a)    provision for taxes based on income, profits or capital, including without limitation state, franchise and similar taxes, of the Borrower and its Subsidiaries for such period; plus
(b)    the Fixed Charges of such the Borrower and its Subsidiaries for such period; plus
(c)    depreciation, depletion, amortization (including amortization of intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Borrower and its Subsidiaries for such period; plus
(d)    the amount of any unusual or non-recurring losses or charges, business optimization expenses and other restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension, OPEB, black lung settlement, curtailment or other excess charges and fees, expenses, charges or premiums related to any offering or modification of Indebtedness of such person permitted to be incurred) of the Borrower and its Subsidiaries for such period; plus
(e)    the non-cash portion of “straight-line” rent expense of the Borrower and its Subsidiaries for such period; plus
(f)    the income of the Borrower and its Subsidiaries for such period attributable to the minority equity interests of third parties in any Non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties; plus
(g)    any net loss (or minus any net gain) of the Borrower and its Subsidiaries for such period attributable to the early extinguishment of Indebtedness, including, without limitation, any premiums or similar charges related to any refinancing transaction or any amendment or modification of any Indebtedness; plus
(h)    accretion expense associated with asset retirement obligations of the Borrower and its Subsidiaries for such period; plus
(i)    costs and expenses incurred in connection with the Transactions; plus
(j)    an amount equal to the cash actually received by the Borrower and its Subsidiaries for such period under (A) the contract in effect on the Effective Date relating to the Genessee mine and (B) any similar arrangement entered into after the Effective Date, in each case which under GAAP is required to be accounted for as a finance lease in accordance with ASC 840-10-15 Leases; minus
(k)    the aggregate amount of (1) non-cash items to the extent such items increased Consolidated Net Income for such period, other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required, (2) the losses attributable to the minority equity interests of third parties in any Non-Wholly Owned Subsidiary, in each case, on a consolidated basis and determined in accordance with GAAP and (3) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense.
“Consolidated Net Income” shall mean, for any period, aggregate of the Net Income of such the Borrower and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:
(a)    any net after-tax extraordinary, unusual or nonrecurring gains or losses or income or expense or charges (including, without limitation, income, expenses and charges from litigation and arbitration settlements, severance, retention, relocation and other restructuring costs), less all fees and expenses relating thereto, shall be excluded;
(b)    fees, expenses or charges related to any Disposition (including the fees, expenses and charges related to the Initial Oxford Dropdown or any subsequent MLP Asset Transfer), any Permitted

Acquisition (or any similar transaction or transactions, including the fees, expenses and charges related to the Oxford Acquisition), any incurrence or repayment of Indebtedness, including any refinancing transaction or any amendment or modification of any Indebtedness, or the issuance of any Equity Interests and including any such transaction occurring on, prior to or after the Effective Date (in each case, whether or not successful) shall be excluded;
(c)    any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded;
(d)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the board of directors of the Borrower) shall be excluded;
(e)    any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;
(f)    (i) the Net Income for such period of any Person that is not a Subsidiary of the Borrower, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by such Person to the Borrower or a Subsidiary thereof in respect of such period and (ii) the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to the Borrower or a Subsidiary thereof in excess of the amount included in clause (i) immediately above;
(g)    any increase in depreciation, depletion or amortization or any one-time Non-Cash Charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated prior to or after the date of the Indenture shall be excluded;
(h)    any non-cash impairment charges resulting from the application of FASB ASC 350 Intangibles- Goodwill and Other and FASB ASC 360 Property, Plant and Equipment and the amortization of intangibles pursuant to FASB ASC 805 Business Combinations shall be excluded;
(i)    any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of the Borrower or any of its Subsidiaries shall be excluded;
(j)    (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Hedging Obligations and the application of ASC 815 Derivatives and Hedging and (ii) gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP shall be excluded;
(k)    the cumulative effect of a change in accounting principles will be excluded; and
(l)    any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (i) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (ii) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries shall be excluded.
“Consolidated Total Assets” shall mean the total consolidated assets of the Borrower and its Subsidiaries determined on a consolidated basis determined in accordance with GAAP.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Contract Consideration” shall have the meaning provided in the definition of “Excess Cash Flow.”
“Contribution Agreement” shall mean the Contribution Agreement, dated as of October 16, 2014 between the Borrower and Oxford MLP relating to the Initial Oxford Dropdown.
“Controlled Group” shall mean the controlled group of the Borrower, as determined under section 52(a) of the Code and any regulatory guidance promulgated thereunder.
“Credit Documents” shall mean this Agreement, the Guaranty and Collateral Agreement, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note and each other Security Document.
“Credit Event” shall mean the making of any Loan.
“Credit Party” shall mean the Borrower and each Guarantor.
“Cumulative Retained Consolidated Net Income” shall mean 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Effective Date to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are then available (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit).
“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
“Deferred Net Sale Proceeds Payment Date” shall have the meaning provided in the definition of Net Sale Proceeds.
“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or any Subsidiary in connection with a Disposition pursuant to

Section 10.02 that is so designated as “Designated Non-cash Consideration” pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation.
“Disposition” shall have the meaning provided in Section 10.02(iv).
“Disqualified Stock” shall mean, with respect to any Person, any Equity Interest of such Person which, by its terms or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for an Equity Interest that is not Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is ninety-one days after the Maturity Date hereunder, provided that (a) any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Stock, and that is not convertible, putable or exchangeable for Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Stock, (b) any Equity Interests that would constitute Disqualified Stock solely because the holders of the Equity Interests have the right to require the Borrower or the Subsidiary that issued the Equity Interests to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock, and (c) if such Equity Interests are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Equity Interests held by any future, present or former employee, director, manager or consultant of the Borrower or a Subsidiary or any other entity in which the Borrower or any of its Subsidiaries has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Borrower, in each case pursuant to any stockholders’ agreement, equity plan or stock incentive plan or any other management, director or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries.
“Dividend” shall mean, with respect to any Person, a declaration or payment by a Person of a dividend (other than dividends payable solely in its Qualified Equity Interests), or a distribution or a return of any equity capital to such Person’s stockholders, partners or members or making of any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to such Person’s stock-holders, partners or members in their capacity as such, or a redemption, retirement or making of or an acquisition of, directly or indirectly, for consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
“Documents” shall mean, collectively, (i) the Credit Documents, (ii) the Acquisition Documents, and (iii) the Refinancing Documents.
“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.
“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia; provided that no

Subsidiary of a Foreign Subsidiary shall be deemed to be a Domestic Subsidiary; provided further that any Subsidiary that would otherwise constitute a Domestic Subsidiary and is a holding company which owns Equity Interests in one or more Foreign Subsidiaries, but owns no other material assets and does not engage in any trade or business (other than acting as a holding company for such Equity Interests in Foreign Subsidiaries) shall not constitute a Domestic Subsidiary hereunder.
“Effective Date” shall have the meaning provided in Section 13.10.
“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Borrower except with respect to the transactions allowed pursuant to Section 2.15.
“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of non-compliance or violation, investigations and/or proceedings (hereafter, “Claims”) relating in any way to any noncompliance with, or liability arising under, Environmental Law or to any permit issued, or any approval given, under any Environmental Law or regarding any environmental condition, including, (a) any and all Claims by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.
“Environmental Law” shall mean any Federal, state, provincial, local or foreign law (including principles of common law), rule, regulation, ordinance, code, directive, judgment, order or agreement, formerly, now or hereafter in effect and in each case as amended, and any legally binding judicial or administrative interpretation thereof, relating to the protection of the environment, or of human health (as it relates to the exposure to environmental hazards).
“Environmental Permits” shall mean any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization pursuant to or required under any Environmental Law.
“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase or receive, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.
“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” shall mean (a) any entity, whether or not incorporated, that is under common control with the Borrower or one of its Subsidiaries within the meaning of Section 4001(a)(14) of ERISA; (b) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which the Borrower or one of its Subsidiaries is a member; (c) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which the Borrower or one of its Subsidiaries is a member; and (d) with respect to the Borrower or one of its Subsidiaries, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that the Borrower or one of its Subsidiaries, any corporation described in clause (b) above or any trade or business described in clause (c) above is a member. Any former ERISA Affiliate of the Borrower or one of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrower or one of its Subsidiaries within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or one of its Subsidiaries and with respect to liabilities arising after such period for which the Borrower or one of its Subsidiaries would be liable under the Code or ERISA.
“ERISA Event” shall mean any one or more of the following:
(a)    any Reportable Event;
(b)    (1) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, (2) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or (3) the termination of any Plan under Section 4041(c) of ERISA;
(c)    the institution of proceedings, or the occurrence of an event or condition which constitutes grounds for the institution of proceedings, by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;
(d)    the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430(k) of the Code or Section 303(k) or 4068 of ERISA, or the arising of such a lien or encumbrance; or any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan, or a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA);
(e)    engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA that would reasonably be expected to have a Material Adverse Effect;
(f)    the failure by the Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code or the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, the Reorganization or Insolvency of any Multiemployer Plan; or the receipt by the Borrower or any ERISA Affiliate, of any notice, or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA) or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;
(g)    the Borrower or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA);
(h)    the withdrawal by the Borrower or any of its ERISA Affiliates from any Plan with two or more contributing sponsors or the termination of any such Plan resulting in liability to the Borrower or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA, respectively;
(i)    the imposition of liability on the Borrower or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; or
(j)    the occurrence of an act or omission which would give rise to the imposition on the Borrower or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan.
“Event of Default” shall have the meaning provided in Section 11.
“Excess Cash Flow” shall mean, for any period, the remainder of:
(a)    the sum of, without duplication:
(i)    Adjusted Consolidated Net Income for such period;
(ii)    the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period (other than any such decreases arising from acquisitions by the Borrower and its Subsidiaries completed during such period or the application of purchase accounting); and
(iii)    an amount equal to the cash actually received by the Borrower and its Subsidiaries for such period under (A) the contract in effect on the Effective Date relating to the Genessee mine and (B) any similar arrangement entered into after the Effective Date, in each case which under GAAP is required to be accounted for as a finance lease in accordance with ASC 840-10-15 Leases, minus
(b)    the sum of, without duplication:
(i)    the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with equity proceeds, Equity Interests, capital contributions, asset sale proceeds, insurance proceeds or Indebtedness),
(ii)    the aggregate amount of all principal payments of Indebtedness of the Borrower and its Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) the amount of any repayment of Term Loans pursuant to Section 5.01 (other than such repayments which are funded by Permitted Refinancing Indebtedness) and (C) the amount of a mandatory prepayment of Term Loans pursuant to Sections 5.02(a), 5.02(b) and 5.02(c) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding all other prepayments of Term Loans) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Borrower or its Subsidiaries,

(iii)    an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and its Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Adjusted Consolidated Net Income,
(iv)    increases in Adjusted Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Borrower and its Subsidiaries completed during such period or the application of purchase accounting),
(v)    payments by the Borrower and its Subsidiaries during such period in respect of long-term liabilities (and similar obligations with respect to post-retirement medical and heritage costs, pension plans and asset reclamation) of the Borrower and its Subsidiaries other than Indebtedness, to the extent not already deducted from Adjusted Consolidated Net Income,
(vi)    without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the aggregate amount of cash consideration paid by the Borrower and its Subsidiaries (on a consolidated basis) in connection with Investments (including Permitted Acquisitions and excluding Investments in cash and Cash Equivalents) made during such period pursuant to Section 10.05 to the extent that such Investments were financed with internally generated cash flow of the Borrower and its Subsidiaries,
(vii)    the amount of dividends paid during such period (on a consolidated basis) by the Borrower and its Subsidiaries pursuant to Section 10.03, to the extent such dividends were financed with internally generated cash flow of the Borrower and its Subsidiaries,
(viii)    the aggregate amount of expenditures actually made by the Borrower and its Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Adjusted Consolidated Net Income,
(ix)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Adjusted Consolidated Net Income,
(x)    without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period (including Permitted Acquisitions), Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and
(xi)    the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Adjusted Consolidated Net Income for such period.

“Excess Cash Payment Date” shall mean the date occurring 125 days after the last day of each Fiscal Year of the Borrower (commencing with the Fiscal Year of the Borrower ending December 31, 2015).
“Excess Cash Payment Period” shall mean (i) with respect to the repayment required on the first Excess Cash Payment Date, the period from the Effective Date to the last day of the Borrower’s Fiscal Quarter ending December 31, 2015 (taken as one accounting period), and (ii) with respect to the repayment required on each successive Excess Cash Payment Date, the immediately preceding Fiscal Year of the Borrower.
“Excluded Contributions” shall mean the net cash proceeds received by the Borrower after the Effective Date from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary of the Borrower) of Capital Stock (other than Disqualified Stock) of the Borrower, in each case designated as “Excluded Contributions” pursuant to an officer’s certificate delivered to the Administrative Agent.
“Excluded Information” shall have the meaning set forth in Section 2.15(d).
“Excluded Property” shall mean (i) Equity Interests entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2)) in any direct Subsidiary of the Borrower or any Guarantor that is (a) a “controlled foreign corporation” (as defined in Section 957(a) of the Code), or (b) “disregarded as an entity separate from its owner” (as that phrase is used in Treasury Regulation Section 301.7701-3) if substantially all of such Subsidiary’s assets consists of Equity Interests of a Subsidiary that is such a “controlled foreign corporation” and cash or Cash Equivalents received from or otherwise reasonably related to the investment in such “controlled foreign corporation,” that are, in the case of (a) and (b) in excess of 65% of all of the issued and outstanding Equity Interests in such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2)); (ii) 100% of the Equity Interests in any other Subsidiary of the Borrower that is a “controlled foreign corporation” as defined above; (iii) 100% of the assets of any Subsidiary of the Borrower that is a “controlled foreign corporation”; (iv) all Excluded Real Property; (v) all Excluded TWCC Personal Property; (vi) all Excluded TWCC Equity and (vii) any right, title or interest in any permit, lease, capital lease, license, contract, agreement, account receivable, inventory or equipment held by the Borrower, any Guarantor or to which any of the Borrower or any Guarantor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that the creation of a security interest would, under the terms of such permit, lease, capital lease, license, contract, agreement, account receivable, inventory or equipment, or as a matter of law, result in a breach of the terms of, or constitute a default under, any permit, lease, capital lease, license, contract, agreement, account receivable, inventory or equipment held by the Borrower or any Guarantor or to which any of the Borrower or any Guarantor is a party or render void the security interest therein (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions); provided, that immediately upon any such Subsidiary in clauses (i), (ii) or (iii) above no longer being a “controlled foreign corporation,” such Equity Interests or assets shall cease to be an “Excluded Property” and, provided, further, that immediately upon the ineffectiveness, lapse or termination of any such provision or upon obtaining a required consent to cure any potential breach, such right, title or interest in such permit, lease, capital lease, license, contract, agreement, account receivable, inventory or equipment shall cease to be an “Excluded Property.” For the avoidance of doubt, “Excluded Property” shall not include any right to receive any payment of money or the proceeds, substitutions or replacements of any Excluded Property (unless such proceeds, substitutions or replacements would constitute an Excluded Property).
“Excluded Real Property” shall mean all right, title and interest of the Borrower and its Subsidiaries in Real Property that is described on Schedule 1.01(c), which lists (a) certain properties that are not suitable for mining and that the Borrower or a Subsidiary is considering selling or otherwise disposing of, and (b) Real Property that is subject to the Deed of Trust, Security Agreement, Fixture Filing, Assignment of As-Extracted Collateral and Assignment of Rents to Secure Performance dated as of June 26, 2008, of TWCC to Glenn Pinkerton, as trustee, for the benefit of NRGT, as amended from time to time.
“Excluded Swap Obligation” shall mean with respect to any Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal or is not permitted under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee is or becomes illegal.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment, or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 5.04(b); and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Excluded TWCC Equity” shall mean all right, title and interest of Westmoreland Mining LLC in the Capital Stock of TWCC, which has been pledged to NRGT pursuant to the Pledge Agreement dated as of June 26, 2008 between Westmoreland Mining LLC and NRGT, as amended from time to time.
“Excluded TWCC Personal Property” shall mean all right, title and interest of TWCC in the property in which TWCC has granted a security interest to NRGT pursuant to the TWCC Security Agreement, which property shall not include the TWCC Supply Agreement Assets.
“Extended Term Loans” shall have the meaning provided in Section 2.16(a).
“Extending Term Lender” shall have the meaning provided in Section 2.16(a).
“Extension” shall have the meaning provided in Section 2.16(a).
“Extension Offer” shall have the meaning provided in Section 2.16(a).

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the board of directors of the Borrower for transactions valued at less than $50.0 million and (ii) an Independent Financial Advisor for transactions valued at, or in excess of $50.0 million.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Effective Date (and any amended or successor versions thereof that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Sections 1471(b)(1) of the Code.
“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.
“Financing Transaction” shall mean, collectively, (i) the consummation of the Refinancing (ii) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on the Initial Borrowing Date and the use of proceeds thereof and (iii) the payment of all fees and expenses in connection with the foregoing.
“First Lien Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Effective Date, among the Notes Representative, the Administrative Agent, certain Credit Parties party thereto and the other parties thereto, if any.
“Fiscal Quarter” shall mean, for any Fiscal Year, (i) the fiscal period commencing on January 1 of such Fiscal Year and ending on March 31 of such Fiscal Year, (ii) the fiscal period commencing on April 1 of such Fiscal Year and ending on June 30 of such Fiscal Year, (iii) the fiscal period commencing on July 1 of such Fiscal Year and ending on September 30 of such Fiscal Year and (iv) the fiscal period commencing on October 1 of such Fiscal Year and ending on December 31 of such Fiscal Year.
“Fiscal Year” shall mean the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.
“Fixed Charge Coverage Ratio” shall mean the ratio of the Consolidated EBITDA of the Borrower for any Test Period to the Fixed Charges of the Borrower for such Test Period. If the Borrower or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than (i) ordinary working capital borrowings and (ii) in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems preferred equity or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred equity or Disqualified

Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable Test Period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio, Permitted Acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the Borrower or any of its Subsidiaries has made after the Effective Date and during the applicable Test Period and on or prior to or simultaneously with the Calculation Date shall be calculated on a Pro Forma Basis assuming that all such Permitted Acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated Fixed Charges and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur within the next 12 months, in the reasonable judgment of the chief financial officer of the Borrower (regardless of whether these cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). Any Person that is a Subsidiary on the Calculation Date will be deemed to have been a Subsidiary at all times during the related Test Period, and if, since the beginning of the Test Period, any Person that subsequently became a Subsidiary or was merged with or into the Borrower or any of its other Subsidiaries since the beginning of such Test Period shall have made any acquisition, Investment, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be adjusted giving pro forma effect thereto for such period as if such Permitted Acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable Test Period. Any Person that is not a Subsidiary on the Calculation Date will be deemed not to have been a Subsidiary at any time during such Test Period.
For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Borrower as set forth in an officers’ certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.
“Fixed Charges” shall mean the sum, without duplication, of:
(a)    the consolidated interest expense of the Borrower and its Subsidiaries for such period, whether paid or accrued, excluding amortization of debt issuance costs, deferred financing fees, the expensing of any bridge or other financing fees, any non-cash interest payments attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP and any non-cash interest expense imputed on any convertible debt securities in accordance with FASB APB 14-1, but including original issue discount, non-cash interest payments, the interest component of any deferred payment obligations (classified as Indebtedness under this Agreement), the interest component of all payments associated with Capitalized Lease Obligations and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus
(b)    the consolidated interest expense of the Borrower and its Subsidiaries that was capitalized during such period; plus
(c)    all cash dividend payments or other cash distributions on any series of preferred equity of the Borrower and its Subsidiaries and all other dividend payments or other distributions on the Disqualified Stock of the Borrower and its Subsidiaries.
“Fixtures” means goods that have become so related to particular Real Property that an interest in them arises under real property law.
“Foreign Lender” shall have the meaning provided in Section 5.04(b).
“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code, and does not include the Canada Pension Plan or the Québec Pension Plan as maintained by the Government of Canada or the Province of Québec, respectively.
“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Effective Date. Each accounting term used in this Agreement, unless otherwise defined therein, has the meaning assigned to it under GAAP applied consistently throughout the relevant period and relevant prior periods. If there occurs a change in generally accepted accounting principles, and such change would require disclosure under GAAP in the financial statements of the Borrower and would cause a change in the method of calculation of any covenant contained in Section 10, or in standards or terms as determined in good faith by the Borrower (an “Accounting Change”), then the Borrower may elect, as evidenced by a written notice of the Borrower to the Administrative Agent, that such financial covenants, standards or terms shall be calculated as if such Accounting Change had not occurred. Any such election with respect to such Accounting Change may not thereafter be changed.
“GCA Collateral” shall mean all “Collateral” as defined in the Guaranty and Collateral Agreement.
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“GP” shall mean the Person that is the general partner of an MLP.

“GP Equity Transfer” shall mean the sale, conveyance, transfer or other disposition of any Equity Interest in an MLP GP in connection with, or following, the initial public offering of an MLP GP.
“Guarantor” shall mean each Wholly-Owned Domestic Subsidiary of the Borrower that is party to the Guaranty and Collateral Agreement, unless and until such time as the respective Subsidiary is released from all of its obligations under the Guaranty and Collateral Agreement in accordance with the terms and provisions thereof.
“Guaranty” shall mean the guaranty of the Guarantors pursuant to Article II of the Guaranty and Collateral Agreement.
“Guaranty and Collateral Agreement” shall have the meaning provided in Section 6.08.
“Hazardous Materials” shall mean any chemicals, materials, wastes, pollutants, contaminants or substances in any form that are prohibited, limited or regulated pursuant to or could give rise to liability under any Environmental Law including any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas.
“Hedging Obligations” shall mean with respect to any specified Person, the obligations of such Person under: (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements or other similar agreements or arrangements; (b) any commodity forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement; (c) any foreign exchange contract, currency swap agreement, futures contract, option agreement or other similar agreement or arrangement; or (d) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, commodity prices or currency exchange rates.
“ICTC Excluded Collateral” shall mean (a) certain mineral rights and sales contracts of WRI that may be assigned or transferred to Absaloka in connection with Indian Coal Tax Credit Transactions, and the proceeds and products of such mineral rights (including the coal mined pursuant to such mineral rights) and sales contracts and (b) 100% of the Equity Interests in Absaloka.
“Immaterial Subsidiary” shall mean any Wholly-Owned Domestic Subsidiary in existence on the Effective Date (excluding Absaloka, Westmoreland Canada, LLC and Westmoreland Risk Management, Inc.) and whose total assets, as of the end of the most recent month for which internal financial statements are available, are less than $1,000,000 and whose total revenues for the most recent twelve-month period for which internal financial statements are available do not exceed $1,000,000; provided that a Wholly-Owned Domestic Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Borrower or incurs any other Indebtedness other than intercompany indebtedness as permitted under this Agreement.
“Incremental Amendment” shall have the meaning provided in Section 2.14(d).
“Incremental Facility Closing Date” shall have the meaning provided in Section 2.14(d).
“Incremental Term Loans” shall have the meaning provided in Section 2.14(a).

“Indebtedness” shall mean, as to any Person, any indebtedness of such Person, whether or not contingent, (a) for borrowed money; (b) evidenced by bonds, notes, debentures or similar instruments evidencing obligations for borrowed money or letters of credit other than obligations in respect of asset reclamation obligations; (c) representing Capitalized Lease Obligations; (d) representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed (except trade accounts payable and accrued expenses arising in the ordinary course of business); (e) representing the net obligations under any Hedging Obligations in the event of an early termination; or (f) to the extent not otherwise included, with respect to the Borrower and its Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Borrower or any of its Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Borrower or any Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset at such date of determination and (y) the amount of such Indebtedness of such other Person; and (ii) to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. “Indebtedness” shall not include (a) with respect to any equity-linked security, the equity credit reflected on the most recent balance sheet of the Borrower, (b) obligations not incurred in connection with borrowed money, except to the extent expressly provided above, and without limitation shall not include (i) bid bonds, performance bonds, completion bonds, surety bonds, appeal bonds and other similar bonds, guarantees or obligations, (ii) purchase price adjustments, earn outs or similar obligations incurred in connection with the disposition of any assets, (iii) reimbursement obligations, (iv) indemnification obligations or (v) letters of credit, bank guarantees or similar instruments to secure any of the foregoing, to the extent such letters of credit, bank guarantees or similar instruments have not been drawn upon or, if drawn upon, not reimbursed thereafter within 60 days, (c) any liabilities of the Borrower or any Subsidiary to the Borrower or any Subsidiary, (d) Contingent Obligations and (e) obligations of an MLP GP of an MLP with respect to Indebtedness of such MLP arising by operation of law due to such MLP GP’s position as a general partner of such MLP (or corresponding obligations of any general partner of such MLP GP arising by operation of law due to such entity’s position as a general partner of such GP); provided, however, that such obligations or Indebtedness are non-recourse to the Borrower or any of its Subsidiaries (other than such MLP GP and, if such MLP GP is a limited partnership, the general partner of such MLP GP, provided that (x) the sole business of such general partner of such MLP GP is to act as the general partner of such MLP GP and engage in activities ancillary thereto and (y) and such general partner of such MLP GP owns no assets (other than (i) ownership interests in such MLP GP or in the MLP of which such MLP GP is the MLP GP, (ii) temporarily holding assets to be transferred or distributed in connection with a Permitted MLP Transfer or a Permitted GP Transfer or distributions from an MLP or an MLP GP and (iii) current assets sufficient to satisfy its ordinary course operating expenses)).
“Indemnified Person” shall have the meaning provided in Section 13.01(a).
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document.
“Independent Financial Advisor” shall mean an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Borrower’s board of directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Borrower and its Affiliates.
“Indian Coal Tax Credit” shall mean that certain federal income tax credit under Section 45 of the Code, generated by the sale of “Indian coal” (as defined in such section).
“Indian Coal Tax Credit Transaction” shall mean a transaction or arrangement between WRI and/or Absaloka, on the one hand, and any unaffiliated third party, on the other hand, in respect of which Indian Coal Tax Credits will be generated by WRI and/or Absaloka and in respect of which the Borrower and/or a Subsidiary will receive cash payments from the unaffiliated third party, Absaloka or both (regardless of the nature of the underlying obligation with respect to such payments).
“Initial Borrowing Date” shall mean the Effective Date, on which the initial Borrowing of Loans occurs.
“Initial First Lien Notes” shall mean the Borrower’s 8.75% senior secured notes due 2022.
“Initial Oxford Dropdown” shall mean (a) the contribution of 100% of the Equity Interests of Westmoreland Kemmerer Fee Coal Holdings, LLC (“WKFCH”), which will hold specified fee simple interests in coal mine reserves at the Kemmerer Mine (the “Kemmerer Reserves”), to Oxford MLP in exchange for 4,512,500 common units of Oxford MLP pursuant to the Contribution Agreement and (ii) the related entry into a coal mining lease whereby Westmoreland Kemmerer, Inc. will mine the Kemmerer Reserves in exchange for a royalty payment to WKFCH, which will be Oxford MLP’s wholly owned subsidiary following the consummation of the transactions described herein in each case on the terms described in the Offering Memorandum in all material respects.
“Insolvent” shall mean with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.
“Intercompany Loans” shall have the meaning provided in Section 10.05(vii).
“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit K (or such other form as shall be satisfactory to the Administrative Agent in its reasonable discretion), with blanks completed in conformity herewith.
“Intercreditor Agreements” shall mean the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and each other intercreditor agreement entered into by the Administrative Agent pursuant to this Agreement.
“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.
“Interest Period” shall have the meaning provided in Section 2.09.
“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 10.05.
“IP Rights” shall have the meaning set forth in Section 8.18.
“Judgment Currency” shall have the meaning set forth in Section 13.19.
“Junior Debt” shall mean any Indebtedness (other than revolving Indebtedness) of the Borrower or its Subsidiaries (i) which is unsecured or is contractually subordinated in right of payment to the Obligations or (ii) which is secured by the Collateral on a junior lien basis.
“Judgment Currency Conversion Date” shall have the meaning set forth in Section 13.19.
“Kemmerer Mine” means Chevron Mining, Inc.’s Kemmerer surface coal mine which the Borrower acquired on January 31, 2012.
“Kemmerer Reserves” shall have the meaning provided in the definition of “Initial Oxford Dropdown.”
“Lead Arrangers” shall mean BMO Capital Markets Corp. and Deutsche Bank Securities Inc.
“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or Fixtures.
“Lender” shall mean each financial institution listed on Schedule 1.01(a), as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, 13.04(b) or an Incremental Amendment.
“Lender Default” shall mean, as to any Lender, (i) the failure of such Lender to make available its portion of any Borrowing within two Business Days after the date on which such portion of any Borrowing or payment is required to be made unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination in good faith that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) such Lender having, or having a direct or indirect parent company that has, (x) become the subject of a proceeding under the Bankruptcy Code or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding, (y) had appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such appointment of, a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, (iii) such Lender having notified either the Borrower, the Administrative Agent, any other Lender and/or any Credit Party (x) that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect or (y) of the events described in preceding clause (ii) immediately above or (iv) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder; provided that, no Lender Default shall be deemed to have occurred solely by virtue of the ownership or acquisition of an equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such

Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender Default has occurred under any one or more of clauses (i) through (iv) immediately above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and the applicable Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.
“LIBO Rate” shall mean, with respect to any Borrowing of LIBOR Loans for any Interest Period, the higher of (i) (x) the rate per annum representing the London interbank offered rate as administered by the ICE Benchmark Administration (or on any successor to or substitute for such administration, or any successor to or substitute for such service, providing rate quotations comparable to those currently administered by the ICE Benchmark Administration, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Eurodollar Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period or (y) if the rate referred to in clause (x) is not available at such time for any reason, then the rate at which dollar deposits of the approximate amount of the Loan being made and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days before the beginning of such Interest Period and (ii) 1.00% per annum.
“LIBOR Loan” shall mean each Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.
“Lien” shall mean any mortgage, lien, pledge, charge, encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction, except in connection with any Qualified Receivables Financing.
“Loan” shall mean each Term Loan (including any Incremental Term Loan).
“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full.
“Make-Whole Premium” shall mean, with respect to any principal amount of Term Loans subject to a Repricing Event during the period commencing on the Effective Date through the date that is the first anniversary of the Effective Date (the “Make-Whole Termination Date”), the sum of (i) the present value on the date of such Repricing Event, computed using a discount rate equal to the Treasury Rate plus 50 basis points, of all interest that would accrue on the applicable Term Loans from the date of such Repricing Event to the Make-Whole Termination Date computed using the LIBO Rate for an Interest Period of three months commencing on and in effect on the date of such Repricing Event plus the Applicable Margin in effect on the date of such Repricing Event for Term Loans that are LIBOR Loans and (ii) a premium of 1.00% of the aggregate principal amount of such Term Loans.
“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, property, assets, liabilities or financial condition of the Borrower and its Subsidiaries taken as a whole that would, individually or in the aggregate, affect the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document or the ability of the Credit Parties, taken as a whole, to perform their obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document.
“Material Subsidiary” shall mean any Subsidiary that is not an Immaterial Subsidiary; provided that each Guarantor shall be deemed to be a Material Subsidiary.
“Maturity Date” shall mean the sixth anniversary of the Initial Borrowing Date.
“Maximum Rate” shall have the meaning provided in Section 13.18.
“Mineral Rights Mortgage” shall mean, individually or collectively as the context may indicate, those mortgages, leasehold mortgages, deeds of trust, leasehold deeds of trust, deeds to secure debt, leasehold deeds to secure debt, debentures and comparable real estate Lien documents delivered on or after the Initial Borrowing Date to the Administrative Agent with respect to any Mortgaged Coal Property.
“Minimum Borrowing Amount” shall mean $5,000,000.
“Minimum Extension Condition” shall have the meaning provided in Section 2.16(c).
“Minimum Tranche Amount” shall have the meaning provided in Section 2.16(c).
“MLP” shall mean any master limited partnership, including Oxford MLP.
“MLP Asset Transfer” shall mean the direct or indirect sale, conveyance, transfer or other disposition of property or assets (including any Equity Interests of any Person) by the Borrower or any Guarantor to one or more MLPs or such MLP’s or MLPs’ Subsidiaries.
“MLP Equity Transfer” shall mean the sale, conveyance, transfer or other disposition of any Equity Interest in an MLP (including by means of a dividend or other distribution of equity).
“MLP GP” means a GP that is a general partner of an MLP, including Oxford GP.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt, debenture or similar document under which, in accordance with, and subject to, the terms of this Agreement, any Lien on Real Property owned or leased by the Borrower or any Guarantor is granted to secure any Obligations, or under which rights or remedies with respect to any such Liens are governed; provided that a Mineral Rights Mortgage shall constitute a Mortgage for purposes of this definition.
“Mortgage Policy” shall mean a Lender’s title insurance policy (Form 2006) or its equivalent.
“Mortgaged Coal Property” shall mean, collectively, the leasehold or other rights of the Borrower or any Guarantor, as applicable, to mine or otherwise extract coal on certain Real Property that are mortgaged to the Administrative Agent on the Initial Borrowing Date or from time to time thereafter in accordance with, and subject to, the terms of this Agreement pursuant to a Mineral Rights Mortgage, it being understood that some parcels of Real Property may constitute both Mortgaged Coal Property and Mortgaged Property and that none of the ICTC Excluded Collateral or Excluded Property shall be deemed to be Mortgaged Coal Property.
“Mortgaged Coal Property Support Documents” shall mean, for each Mortgaged Coal Property, (i) the title searches pertaining thereto, if determined to be necessary by the Administrative Agent, (ii) such lessor's estoppel, waiver and consent certificates as the Administrative Agent may reasonably require and the Borrower is able to obtain using its commercially reasonable efforts (which shall not require the expenditure of cash or the making of any material concessions under the relevant lease) and subordination, nondisturbance and attornment agreements as the Administrative Agent may reasonably require and the Borrower is able to obtain using its commercially reasonable efforts (which shall not require the expenditure of cash or the making of any material concessions under the relevant lease), (iii) such opinions of local counsel with respect to the Mineral Rights Mortgages, as applicable, as the Administrative Agent may reasonably require, and (iv) such other documentation as the Administrative Agent may reasonably require, in each case as shall be in form and substance reasonably acceptable to the Administrative Agent.
“Mortgaged Property” shall mean any Real Property owned or leased by the Borrower or any Guarantor that is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof, it being understood that Mortgaged Property shall include Mortgaged Coal Property, but shall not include any Excluded Real Property or ICTC Excluded Collateral.
“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which contributions are or within the immediately preceding five year period have been made (or have been required to be made) by the Borrower or any ERISA Affiliate.
“NAIC” shall mean the National Association of Insurance Commissioners.
“Net Cash Proceeds” shall mean for any event requiring a reduction of the repayment of Term Loans pursuant to Section 5.02, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event; provided that, in the case of a Permitted MLP Transfer, Net Cash Proceeds shall not include any amounts required for the repayment of the ABL Facility in accordance with the terms thereof.
“Net Income” means, with respect to any Person for any period, the net income (loss) attributable to such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests.
“Net Sale Proceeds” shall mean for any Asset Sale, (a) the aggregate cash proceeds received by the Borrower or any Subsidiary, less (b) the sum of (i) the amount if any, of all taxes paid or estimated to be payable in connection with such Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements (ii) the direct costs relating to such Asset Sale, including, without limitation, title and recording tax expenses, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale; (iii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) immediately above) (x) associated with the assets that are the subject to such Asset Sale and (y) retained by the Borrower or any of its Subsidiaries (including against any adjustment in the sale price of such asset or assets or liabilities associated with any relevant Asset Sale and retained by the Borrower or any Subsidiary, as the case may be, after such Asset Sale, including pensions and other post‑employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officer’s certificate delivered to the Administrative Agent), provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Sale Proceeds of such Asset Sale occurring on the date of such reduction, provided further, that if any consideration for the Asset Sale is required to be held in escrow pending determination of whether or not a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Sale Proceeds only at such time as it is released to the Borrower or any of its Subsidiaries from escrow; (iv) amounts required to be paid to any Person (other than the Borrower or any Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale; (v) the amount of any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) secured by a Lien on the assets that are the subject of such Asset Sale to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Asset Sale, (vi) the amount of any proceeds of such Asset Sale that the Borrower or any of its Subsidiaries has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of its Material Subsidiaries, provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Sale Proceeds”) shall, unless the Borrower or a Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds, (x) be deemed to be Net Sale Proceeds of an Asset Sale occurring on the last day of such Reinvestment Period or, if later, 180 days after the date the Borrower or such Material Subsidiary has entered into such binding commitment, as applicable (such last day or 180th day, as applicable, the “Deferred Net Sale Proceeds Payment Date”), and (y) be applied to the repayment of Loans in accordance with Section 5.02(c), (vii) in the case of any Asset Sale by a non-wholly-owned U.S. Subsidiary, the pro rata portion of the Net Sale Proceeds thereof (calculated without regard to this clause (vii)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly-owned U.S. Subsidiary as a result thereof, (viii) and with respect solely to Asset Sales of Equity Interests in Absaloka in connection with an Indian Coal Tax Credit Transaction, such amounts as the purchaser of the Equity Interests requires that (a) Absaloka retain (if Absaloka issues the Equity Interests to such purchaser) or (b) WRI contribute to Absaloka (if WRI sells the Equity Interests to such purchaser) to ensure in either case that Absaloka complies with its obligations under its governing documents, including those with respect to cash distributions; and (ix) reasonable and customary fees paid by the Borrower or any of its Subsidiaries in connection with any of the foregoing, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.
“Non-Cash Charges” shall mean, without duplication, (a) losses on non-ordinary course asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, including any such charges arising from stock options, restricted stock grants or other equity incentive grants, and any cash compensation charges associated with the rollover or acceleration of stock-based awards or payment of stock options in connection with the Acquisition, and (e) other non-cash charges (provided that (x) if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent and (y) the amortization of a prepaid current asset item that was paid in a prior period shall not be included in Non-Cash Charges).

“Non-Defaulting Lender” and shall mean and include each Lender other than a Defaulting Lender.
“Non-Recourse Debt” shall mean Indebtedness (i) as to which neither the Borrower nor any of its Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of any Unrestricted Subsidiaries, (b) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a pledge of the Equity Interests of any Unrestricted Subsidiaries, or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the Initial First Lien Notes) of the Borrower or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity.
“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person that is not a Wholly-Owned Subsidiary of such Person.
“Note” shall have the meaning provided in Section 2.05(a).
“Notes Representative” shall mean the collateral agent appointed by and acting as the Collateral Agent pursuant to the documentation governing the Permitted First Lien Notes.
“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).
“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.
“Notice Office” shall mean the office of the Administrative Agent located at 115 S. LaSalle Street, 25th Floor West, Chicago, IL 60603, Attention: Thomas Hasenauer (Corporate Banking) or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“NRGT” means NRG Texas Power LLC, a Delaware limited liability company.
“Obligation Currency” shall have the meaning provided in Section 13.19.
“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document (including all interest that accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Borrower or any of its Subsidiaries, whether or not allowed in such case or proceeding).
“Offering Memorandum” shall mean the final offering memorandum, dated December 8, 2014, relating to the offering of the Initial First Lien Notes.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.
“Other Taxes” shall mean all present or future stamp, court, documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).
“Oxford GP” shall mean Oxford Resources GP, LLC a Delaware limited liability company and the general partner of Oxford MLP, which is expected to be renamed Westmoreland Resource GP, LLC following closing of the Oxford Acquisition.
“Oxford MLP” shall mean Oxford Resource Partners, LP, a Delaware limited partnership, which is expected to be renamed Westmoreland Resource Partners, LP following the closing of the Oxford Acquisition.
“Participant Register” shall have the meaning provided in Section 13.04(a).
“Patriot Act” shall have the meaning provided in Section 13.17.
“Payment Office” shall mean the office of the Administrative Agent located at 115 S. LaSalle Street, 25th Floor West, Chicago, IL 60603, Attention: Tihana Mesic (Agency Services) or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.
“Permitted ABL Indebtedness” shall have the meaning provided in Section 10.09.
“Permitted Acquired Debt” shall mean Indebtedness acquired by the Borrower or a Subsidiary of the Borrower pursuant to a Permitted Acquisition or other permitted Investment (or Indebtedness assumed at the time of a Permitted Acquisition or other permitted Investment of an asset securing such Indebtedness) and any Permitted Refinancing Indebtedness in respect thereof, provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or other permitted Investment and (y) the aggregate principal amount of all such Indebtedness acquired by all Subsidiaries of the Borrower that are not Guarantors shall not exceed the greater of (x) $15,000,000 and (y) 1.0% of Consolidated Total Assets at any one time outstanding.
“Permitted Acquisition” shall mean the acquisition by the Borrower or any Subsidiary of the Borrower of an Acquired Entity or Business, provided that (in each case) (A) in the case of the acquisition of 100% of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no Equity Interests of any other Person unless either (x) such other Person is a Wholly-Owned Subsidiary of such Acquired Entity or Business or (y) if such Acquired Entity or Business owns Equity Interests in any other Person that is not a Wholly Owned Subsidiary of such Acquired Entity or Business, (1) such other Person shall not have been created or established in contemplation of, or for purposes of consummating, such Permitted Acquisition and (2) such Acquired Entity or Business and/or its Wholly-Owned Subsidiaries own at least 70% of the Consolidated Total Assets of such Acquired Entity or Business and its subsidiaries and joint ventures (for purposes of such determination, excluding the value of the Equity Interests of Persons that are not Wholly-Owned Subsidiaries and which are held by such Acquired Entity or Business and its Wholly-Owned Subsidiaries), (B) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 10.08, (C) all requirements of Section 9.11 applicable to Permitted Acquisitions are satisfied, (D) both immediately before and after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing and (E) the aggregate Fair Market Value (as determined in good faith by the Borrower) of all Investments funded or financed in any Persons that do not become Guarantors in connection with all such acquisitions following the Effective Date in reliance on Section 10.05(xi) shall not exceed the greater of (x) $15.0 million and (y) 1.0% of Consolidated Total Assets (it being understood that additional Investments in Persons that are not Credit Parties may be made in connection with Permitted Acquisitions in reliance on any exception in Section 10.05 other than clause (xi) thereof). Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition that does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.
“Permitted Business” shall have the meaning provided in Section 10.08.
“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, (i) such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions with respect to Mortgaged Properties located in the United States must be acceptable to the Administrative Agent in its reasonable discretion and (ii) Liens permitted by clauses (i), (ii), (v), (viii), (xi), (xxiv) and (xxvi) of Section 10.01.
“Permitted First Lien Notes” shall mean secured Indebtedness incurred by the Borrower and issued under an indenture or similar governing instrument in a registered public offering or a Rule 144A or other private placement transaction or other transaction not subject to registration under the Securities Act in the form of one or more series of first lien secured notes permitted under the indenture governing the Initial First Lien Notes; provided that (i) such Indebtedness may only be secured by Collateral on a first lien, pari passu basis to the Obligations, and shall not be secured by any property or assets of the Borrower or any of its Subsidiaries other than the Collateral; (ii) such Indebtedness does not mature or have scheduled amortization or other required payments of principal prior to the date that is one year after the Maturity Date at the time such Indebtedness is incurred (except with respect to customary offers to purchase upon a change of control or with the excess proceeds from assets sales), (iii) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (iv) such Indebtedness is not guaranteed by any Person other than the Credit Parties, (v) such Indebtedness and the indenture or other governing instrument applicable thereto does not contain covenants, events of default, or other terms and conditions that, when taken as a whole, are materially more restrictive to the Credit Parties than the terms of this Agreement (it being understood that the limitations on indebtedness covenant contained therein may take into account permanent repayments of Indebtedness which have occurred after the Effective Date), and (vi) the holders of such Indebtedness pursuant to the indenture or other instrument governing such Indebtedness (or a trustee, agent or other representative on their behalf) shall have become party to an intercreditor agreement with the Collateral Agent on terms reasonably satisfactory to the Collateral Agent and the Administrative Agent.
“Permitted GP Transfer” shall mean any GP Equity Transfer that complies with Section 10.02.
“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted MLP Asset Transfer” shall mean any MLP Asset Transfer that complies with Section 10.02(iv).
“Permitted MLP Equity Transfer” shall mean any MLP Equity Transfer that complies with Section 10.02.
“Permitted MLP Transfer” shall mean, collectively, any Permitted MLP Asset Transfer and any Permitted MLP Equity Transfer.
“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower or any of its Subsidiaries issued or given in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, refund, defease or discharge any Loans hereunder, Indebtedness listed on Schedule 10.04, Permitted Acquired Debt, or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund any such Indebtedness, so long as (a) such Indebtedness has a Weighted Average Life to Maturity greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, refunded, defeased or discharged, (b) such extension, refinancing, renewal, replacement refunding, defeasing or discharge does not (i) increase the amount of such Indebtedness outstanding immediately prior to such extension, refinancing, renewal, replacement, refunding, defeasing or discharge, plus an amount equal to the unpaid interest, premium or other payment thereon pursuant to the terms thereof plus any other reasonable fees and expenses of any Credit Party incurred in connection with such extension, refinancing, renewal, replacement, refunding, defeasing or discharge unless (for the avoidance of doubt) such increase is otherwise expressly permitted under a separate subclause of Section 10.04 or (ii) add guarantors, obligors or security from that which applied to such Indebtedness being extended, refinanced, renewed, replacement or refunding, and (c) such Indebtedness has substantially the same subordination provisions (or subordination provisions at least as favorable to the Lenders), if any, as applied to the Indebtedness being extended, renewed, refinanced, replaced, refunded, defeased or discharged.
“Permitted Sale Leaseback Transactions” shall mean any Sale Leaseback, (i) listed on Schedule 1.01(d), (ii) entered into with respect to any worn-out, inefficient or broken equipment with a repairer or restorer of equipment for the purpose of repairing or restoring such equipment and thereafter renting or leasing such equipment to use for substantially the same purpose or purposes, (iii) entered into with respect to equipment purchases in cash for the purpose of subsequently transferring title of such equipment back to the initial seller of said equipment and thereafter entering into a capital lease with such seller for such equipment within 45 days after the purchase thereof or (iv) other Sale Leaseback in an aggregate amount not to exceed $50,000,000 at any time.
“Permitted Second Lien Notes” shall mean secured Indebtedness incurred by the Borrower and issued under an indenture or similar governing instrument in a registered public offering or a Rule 144A or other private placement transaction or other transaction not subject to registration under the Securities Act in the form of one or more series of second lien secured notes; provided that (i) such Indebtedness may only be secured by Collateral on a second lien, subordinated basis to the Obligations, and shall not be secured by any property or assets of the Borrower or any of its Subsidiaries other than the Collateral; (ii) such Indebtedness does not mature or have scheduled amortization or other required payments of principal prior to the date that is one year after the Maturity Date at the time such Indebtedness is incurred, (iii) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (iv) such Indebtedness is not guaranteed by any Person other than the Credit Parties, (v) such Indebtedness and the indenture or other governing instrument applicable thereto does not contain covenants, events of default, or other terms and conditions that, when taken as a whole, are materially more restrictive to the Credit Parties than the terms of this Agreement (it being understood that the limitations on indebtedness covenant contained therein may take into account permanent repayments of Indebtedness which have occurred after the Effective Date), and (vi) the holders of such Indebtedness pursuant to the indenture or other instrument governing such Indebtedness (or a trustee, agent or other representative on their behalf) shall have become party to an intercreditor agreement with the Collateral Agent on terms satisfactory to the Collateral Agent and the Administrative Agent.
“Permitted Unsecured Notes” shall mean senior unsecured or unsecured subordinated Indebtedness incurred by the Borrower and issued under an indenture or similar governing instrument in a registered public offering or a Rule 144A or other private placement transaction or other transaction not subject to registration under the Securities Act in the form of one or more series of senior unsecured or unsecured subordinated notes; provided that (i) such Indebtedness does not mature or have scheduled amortization or other required payments of principal prior to the date that is one year after the Maturity Date at the time such Indebtedness is incurred, (ii) such Indebtedness is not guaranteed by any Person other than the Credit Parties, (iii) such Indebtedness and the indenture or other governing instrument applicable thereto does not contain covenants, events of default, or other terms and conditions that, when taken as a whole, are materially more restrictive to the Credit Parties than the terms of this Agreement (it being understood that the limitations on indebtedness covenant contained therein may take into account permanent repayments of Indebtedness which have occurred after the Effective Date) and (iv) such Indebtedness is not secured by any Lien on any property or assets of the Borrower or any of its Subsidiaries.
“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.
“Plan” shall mean an “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Borrower or with respect to which the Borrower or an ERISA Affiliate has any actual or contingent liability.
“PPSA” shall mean the Personal Property Security Act (British Columbia) (or any successor statute) or similar legislation of any other Canadian jurisdiction, including the Civil Code of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, priority, validity or effect of security interests in the Collateral.
“Prime Lending Rate” shall mean the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.
“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be and (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, with the following rules to apply in connection therewith:

(i)    all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;
(ii)    all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and
(iii)    in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition if effected during the respective Calculation Period or Test Period (or thereafter, for purposes of determinations pursuant to the definition of “Permitted Acquisition” and the definition of “Applicable Margin” only) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, taking into account, in the case of any Permitted Acquisition, factually supportable and identifiable cost savings and expenses that would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period but without taking into account any pro forma cost savings and expenses.
“Projections” shall mean the projections that are contained in the Confidential Information Memorandum and that were prepared by or on behalf of the Borrower in connection with the Transaction and delivered to the Administrative Agent and the Lenders prior to the Initial Borrowing Date.
“Purchase Money Note” shall mean a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Borrower or any Subsidiary of the Borrower to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.
“Qualified Equity Interest” shall mean any Equity Interest that does not constitute Disqualified Stock.
“Qualified Receivables Financing” shall mean any Receivables Financing of a Receivables Subsidiary that meets the following conditions:
(1)the board of directors of the Borrower will have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Receivables Subsidiary;
(2)all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Borrower); and
(3)the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.
The grant of a security interest in any accounts receivable of the Borrower or any of its Subsidiaries (other than a Receivables Subsidiary) to secure the Obligations will not be deemed a Qualified Receivables Financing.
“Quarterly Payment Date” shall mean each March 31st, June 30th, September 30th and December 31st, commencing with March 31, 2015.
“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and Fixtures, including Leaseholds.
“Receivables Financing” shall mean any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries (including its Unrestricted Subsidiaries) pursuant to which the Borrower or any of its Subsidiaries (including its Unrestricted Subsidiaries) may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries (including its Unrestricted Subsidiaries)), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries (including its Unrestricted Subsidiaries), or any interest therein, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Borrower or any such Subsidiary in connection with such accounts receivable.
“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Receivables Subsidiary” shall mean a Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Borrower in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers accounts receivable and related assets) that engages in no activities other than in connection with the financing of accounts receivable, and in business related or ancillary thereto, of the Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Borrower (as provided below) as a Receivables Subsidiary and:

(1)no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(2)with which neither the Borrower nor any other Subsidiary of the Borrower has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and
(3)to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
Any such designation by the board of directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative a certified copy of the resolution of the board of directors of the Borrower giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing conditions.
“Recipient” means the Administrative Agent, the Collateral Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder.
“Recovery Event” shall mean any event that gives rise to the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Subsidiaries and (ii) under any policy of insurance required to be maintained under Section 9.03.
“Refinanced Term Loans” shall have the meaning provided in Section 13.12(d).
“Refinancing” shall mean the refinancing transactions described in Sections 6.06(a) and (b).
“Refinancing Documents” shall mean all pay-off letters, guaranty releases, Lien releases (including, without limitation, UCC termination statements) and other documents and agreements entered into in connection with the Refinancing.
“Register” shall have the meaning provided in Section 13.15.
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Reinvestment Period” shall mean 180 days following the date of receipt of Net Sale Proceeds of an Asset Sale by the Borrower or its Subsidiaries.
“Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, or migrating into, through or upon any land or water or air, or otherwise entering into the environment.
“Reorganization” shall mean with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Replaced Lender” shall have the meaning provided in Section 2.13.
“Replacement Lender” shall have the meaning provided in Section 2.13.
“Replacement Term Loans” shall have the meaning provided in Section 13.12(d).
“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under applicable regulations.
“Repricing Event” shall mean (a) the incurrence by the Borrower of any Indebtedness (including, without limitation, any new or additional Term Loans under this Agreement, whether incurred directly or by way of the conversion of the Term Loans into a new tranche of Replacement Term Loans under this Agreement) (i) having an “effective” interest rate margin or weighted average yield that is less than the applicable rate for or weighted average yield for the Term Loans of the respective Type (with the comparative determinations to be made in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fee or “original issue discount” shared with all lenders or holders of such Indebtedness or Term Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such Indebtedness or Term Loans, as the case may be, and without taking into account any fluctuations in the LIBO Rate) but excluding Indebtedness incurred in connection with a Change in Control, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, the outstanding principal of the Term Loans or (b) any effective reduction in the Applicable Margin or interest rate floor for the Term Loans (e.g., by way of amendment, waiver or otherwise) provided that the foregoing clauses (a) and (b) shall exclude any such transaction that would, if consummated, constitute a Transformative Acquisition. Any such determination by the Administrative Agent as contemplated by preceding clauses (a) and (b) shall be conclusive and binding on all Lenders holding Term Loans. Neither the Administrative Agent nor the Borrower shall have any liability to any Person with respect to such determination absent gross negligence, bad faith or willful misconduct by such Person.
“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans at such time represents at least a majority of all outstanding Term Loans of Non-Defaulting Lenders.

“Returns” shall have the meaning provided in Section 8.09.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.
“Sale Leaseback” shall mean any transactions or series of related transactions pursuant to which the Borrower or any of its Subsidiaries (a) sells, transfer or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.
“Sanctioned Country” shall have the meaning provided in Section 8.19.
“Sanctions” shall have the meaning provided in Section 8.19.
“Scheduled Term Loan Repayment” shall have the meaning provided in Section 5.02(a).
“Scheduled Term Loan Repayment Date” shall have the meaning provided in Section 5.02(a).
“SEC” shall have the meaning provided in Section 9.01(g).
“Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).
“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Document” shall mean and include each of the Guaranty and Collateral Agreement, each Mortgage, the Intercreditor Agreements and, after the execution and delivery thereof, each Additional Security Document and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any property of any Person for the benefit of the Secured Creditors.
“Sellers” shall mean AIM Oxford Holdings, LLC, C&T Coal, Inc., Jeffrey M. Gutman, Daniel M. Maher and the warrantholders that executed the Acquisition Agreement.
“Series A Preferred Stock” shall mean the 91,694 shares of Series A Convertible Exchangeable Preferred Stock of the Borrower outstanding on the Effective Date.
“Solvent” shall mean, with respect to any Person that, as of the Initial Borrowing Date, (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Initial Borrowing Date, and (iii) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Auditing Standard No. 5).

“Specified Incremental Term Loans” shall mean any and all Incremental Term Loans that are incurred prior to the repayment in full of the Term Loans that are incurred on the Effective Date.
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in all material respects in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Stock Certificates” means Collateral consisting of stock certificates representing capital stock of Oxford GP and its subsidiaries or the Borrower and its Subsidiaries required as Collateral pursuant to the Security Documents.
“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% voting equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding anything contained herein to the contrary, no Unrestricted Subsidiary shall be deemed to be a Subsidiary of the Borrower or of a Subsidiary of the Borrower for the purpose of this Agreement except as otherwise expressly provided herein.
“Successor Borrower” shall have the meaning provided in Section 10.02(x).
“Swap” shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Obligation” shall mean, with respect to any person, any obligation to pay or perform under any Swap.
“Taxes” shall mean any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” shall have the meaning provided in Section 2.01.
“Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) directly below the column entitled “Term Loan Commitment,” as the same may be terminated pursuant to Section 4.02. The aggregate amount of the Term Loan Commitment is $350,000,000 on the Effective Date.
“Term Loan Lender” shall mean each Lender with outstanding Term Loans.
“Test Period” shall mean each period of four consecutive Fiscal Quarters of the Borrower for which the internal financial statements are then available, in each case taken as one accounting period; provided that in the case of any Test Period which includes any Fiscal Quarter ended on or prior to

December 31, 2015, the rules set forth in the immediately succeeding sentence shall apply; provided further, that in the case of determinations of the Total Leverage Ratio pursuant to this Agreement, such further adjustments (if any) as described in the proviso to the definition of “Total Leverage Ratio” contained herein shall be made to the extent applicable. If the respective Test Period (i) includes the Fiscal Quarter of the Borrower ended March 31, 2014, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $71,797,000, (ii) includes the Fiscal Quarter of the Borrower ended June 30, 2014, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $43,432,000, and (iii) includes the Fiscal Quarter of the Borrower ended September 30, 2014, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $41,170,000; provided that further adjustments may be made on Pro Forma Basis to the amounts specified above to the extent provided herein.
“Total Commitment” shall mean, at any time, the sum of the Term Loan Commitments of each of the Lenders at such time.
“Total Leverage Ratio” shall mean, on any date of determination, the ratio of (x) the remainder of (A) Indebtedness of the Borrower and its Subsidiaries on such date less (B) Unrestricted cash and Cash Equivalents of the Borrower and each Guarantor on such date in an aggregate amount not to exceed $100,000,000 to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein and (ii) for purposes of any calculation of the Total Leverage Ratio pursuant to the definition of “Permitted Acquisition” only, Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.
“Tranche” shall mean the respective facility utilized in making Loans hereunder, i.e., Term Loans, Incremental Term Loans or Specified Incremental Term Loans.
“Transaction” shall mean, collectively, (i) the consummation of the Acquisition and the other transactions contemplated by the Acquisition Documents, including the refinancing of the current senior and second-lien indebtedness of Oxford and its affiliates that is a condition precedent to the Borrower’s consummation of the Acquisition (ii) the refinancing of the current senior debt of Oxford MLP, (iii) the execution of, and borrowings, if any, under the ABL Facility, (iv) the consummation of the Refinancing, (v) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on the Initial Borrowing Date and the use of proceeds thereof and (vi) the payment of all fees and expenses in connection with the foregoing.
“Transformative Acquisition” shall mean any acquisition, merger, amalgamation or similar transaction or series of transactions by the Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, would not provide the Borrower and its Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.
“Treasury Rate” shall mean, at any date, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the date which is one year following the Effective Date; provided, that if the period from such date to the date which is one year following the Effective Date is not equal to the constant maturity of a United States Treasury security, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
“TWCC” shall mean Texas Westmoreland Coal Company, a Montana corporation.
“TWCC Security Agreement” shall mean the Security Agreement dated as of June 26, 2008 between TWCC and NRGT, as amended from time to time.
“TWCC Supply Agreement” shall mean the Amended and Restated Supply Agreement dated as of September 28, 2007 between TWCC, as seller, and NRGT, as purchaser, as amended from time to time.
“TWCC Supply Agreement Assets” shall mean all right, title and interest of TWCC in and to all receivables, payments, income, cash flow and revenues due, owing or paid to TWCC under the TWCC Supply Agreement, and any proceeds thereof, but only to the extent such receivables, payments, income, cash flow and revenues arise, or such amounts are paid prior to a Remedies Event, as defined in the TWCC Security Agreement.
“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
“UCC Financing Collateral” shall mean Collateral a security interest in which may be perfected by filing a UCC financing statement in the relevant UCC filing office.
“UCC Fixture Filing” shall mean a financing statement covering goods that are or are to become Fixtures filed in the office designated for the filing or recording of a record of a mortgage on the related Real Property.
“Unfunded Pension Liability” shall mean the excess of a Plan’s benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the Fair Market Value of that Plan’s assets (excluding any accrued but unpaid contributions), determined in each case as of the beginning of the most recent plan year in accordance with the assumptions used under Accounting Standards Codification Topic No. 715-30 for such Plan year.
“United States” and “U.S.” shall each mean the United States of America.
“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents (i) does not appear (and is not required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Subsidiary (unless such appearance is related to the Credit Documents (or Liens created thereunder)) and (ii) are not subject to any Lien in favor of any Person (other than Liens (x) in favor of the Collateral Agent pursuant to the Security Documents, (y) in favor of the ABL Representative and the lenders under the ABL Facility, and (z) permitted by Section 10.01(xvii)).
“Unrestricted Subsidiary” shall mean (a) WKFCH, upon its formation whether on or after the Effective Date, and (b) upon the acquisition by the Borrower of the Oxford GP pursuant to the Acquisition Agreement on the terms described in the Offering Memorandum in all material respects, the

Oxford GP and its Subsidiaries, including Oxford MLP, (c) following the Effective Date, any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors of the Borrower, (d) any Subsidiary of an Unrestricted Subsidiary, or (e) any Receivables Subsidiary; provided that any such Receivables Subsidiary of the Borrower that is an Unrestricted Subsidiary shall, upon the termination of any such Qualified Receivables Financing (other than as a result of an event of default thereunder unless and until the obligations thereunder are repaid in full), cease to be an Unrestricted Subsidiary; and provided that such Subsidiary:
(1)    has no Indebtedness other than Non-Recourse Debt;
(2)    is a Person with respect to which neither the Borrower nor any of its Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
(3)    has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Subsidiaries.
“Waivable Mandatory Repayment” shall have the meaning set forth in Section 5.02(i).
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness or Qualified Equity Interest, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Qualified Equity Interest multiplied by the amount of such payment; by (b) the sum of all such payments.
“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is a Domestic Subsidiary.
“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is a Foreign Subsidiary.
“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).
“WKFCH” shall have the meaning provided in the definition of “Initial Oxford Dropdown.”
“WRI” shall mean Westmoreland Resources, Inc.
“Yield Differential” shall have the meaning provided in Section 2.14(b).
1.02.     Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or allow to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall,” and (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to the Borrower or any other Credit Party shall be construed to include the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding.
(c)The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
Section 2.     Amount and Terms of Credit.
2.01.     The Commitments. Subject to and upon the terms and conditions set forth herein, each Lender with a Term Loan Commitment severally agrees to make a term loan or term loans (each, a “Term Loan” and, collectively, the “Term Loans”) to the Borrower, which Term Loans (i) shall be incurred pursuant to a single drawing on the Initial Borrowing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, provided that except as otherwise specifically provided in Section 2.10(b), all Term Loans comprising the same Borrowing shall at all times be of the same Type, and (iv) shall be made by each such Lender in an aggregate principal amount that does not exceed the Term Loan Commitment of such Lender on the Initial Borrowing Date. Once repaid, Term Loans incurred hereunder may not be reborrowed.
2.02.     Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than 10 Borrowings of LIBOR Loans in the aggregate for all Tranches of Loans.
2.03.     Notice of Borrowing. (a) Whenever the Borrower desires to borrow (x) LIBOR Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each LIBOR Loan to be incurred hereunder and (y) Base Rate Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office notice of each Base Rate Loan no later than the Business Day on which it desires to borrow the Base Rate Loan, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 11:00 a.m. CST on such day. Any notice received after 11:00 a.m. CST on any day shall be deemed to have been given on the immediately succeeding Business Day. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day) and (iii) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender that is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.
(b)Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.
2.04.     Disbursement of Funds. No later than 1:00 p.m. CST on the date specified in each Notice of Borrowing, each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders under the respective Tranche by wire transfer of such funds in accordance with instructions provided to the Administrative Agent by the Borrower. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount has been made available to the Borrower by the Administrative Agent and is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in the Dollars in immediately available funds at the Payment Office. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.
2.05.     Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).
(b)Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.
(c)Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders that at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower that would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans within three Business Days after the Borrower has received such request.
2.06.     Conversions/Continuations. The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that, (i) except as otherwise provided in Section 2.10(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may not be converted into LIBOR Loans if a Default or Event of Default is in existence on the date of the conversion and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBOR Loans than is permitted under Section 2.02.  Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 1:00 p.m. CST at least (x) in the case of conversions of Base Rate Loans into LIBOR Loans, three Business Days’ prior notice and (y) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.
2.07.     Pro Rata Borrowings. All Borrowings of Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their Term Loan Commitments. No Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
2.08.     Interest. (a) The Borrower shall pay interest in respect of the unpaid principal amount of each of the Loans:

(i)maintained as a Base Rate Loan, in each case, from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum that shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.
(ii)maintained as a LIBOR Loan, in each case, from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum that shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBO Rate for such Interest Period.
(b)During any Event of Default under Section 11.01, principal and, to the extent permitted by law, interest in respect of each Loan (in each case, subject to the applicable grace period) shall, in each case, bear interest at a rate per annum equal to the rate that is 2% in excess of the rate then borne by such Loans, and all other amounts (subject to any applicable grace period) payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate that is 2% in excess of the rate applicable to Loans that are maintained as Base Rate Loans from the date of such non-payment to the date on which such amount is paid in full. Interest that accrues under this Section 2.08(b) shall be payable on demand.
(c)Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (iii) in respect of each Loan, (x) on the date of any repayment or prepayment thereof (on the amount prepaid or repaid) (except that repayments and prepayments of Base Rate Loans under a Tranche shall not be required to be accompanied by a payment of accrued, and theretofore unpaid, interest thereon, unless either all outstanding Loans of such Type under such Tranche are being repaid or prepaid) and (y) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
(d)Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.
2.09.     Interest Periods. (a) At the time a Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 a.m. CST on the third Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Borrower, be (x) a one, two, three or six month period or (y) a seven, fourteen or twenty-one day period if agreed by the Administrative Agent in its sole discretion, provided that (in each case):
(i)all LIBOR Loans comprising a Borrowing shall at all times have the same Interest Period;
(ii)the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate

Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;
(iii)if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
(iv)if any Interest Period for a LIBOR Loan would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
(v)unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when a Default or an Event of Default is then in existence; and
(vi)no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected that extends beyond the Maturity Date.
If by 11:00 a.m. CST on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to continue such LIBOR Loans into LIBOR Loans with a same Interest Period, effective as of the expiration date of such current Interest Period.
2.10.     Increased Costs, Illegality, etc. (a) If in connection with any request for a LIBOR Loan or a conversion or continuation thereof, any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, shall be made only by the Administrative Agent):
(i)on any Interest Determination Date that, by reason of any changes arising after the Effective Date affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate; or
(ii)at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because of any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) a change that shall subject any Lender or the Administrative Agent to any taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (except for taxes that are Indemnified Taxes, Connection Income Taxes or Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”), which taxes it had not been subject to prior to the change described above or (B) a change in official reserve or liquidity requirements that increases such reserve or liquidity requirements from the requirements on the Effective Date, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate; or

(iii)at any time, that the making or continuance of any LIBOR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date that materially and adversely affects the London interbank market;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.
(b)At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) if such notice had been given by the affected Lender or the Administrative Agent to the Borrower before 1:00 p.m. CST, or otherwise shall give the Administrative Agent such telephonic notice on the following day, or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).
(c)If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy or liquidity requirements, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Loans hereunder or its obligations hereunder, then the Borrower shall pay to such Lender, upon such Lender’s written request therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods that are reasonable, and a written notice as to such additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by the Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto.
(d)Notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change after the Effective Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10).
(e)Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180-days prior to the date that such Lender notifies the Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that if the circumstances giving rise to such increased costs or reductions are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
2.11.     Compensation. (a) The Borrower shall compensate each Lender upon such Lender’s written request (which request shall set forth in reasonable detail the basis for the calculation and amount of such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) that such Lender has sustained: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its LIBOR Loans occurs on a date that is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay LIBOR Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b).
(b)Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any such compensation incurred more than 180-days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor.
2.12.     Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 5.04.
2.13.     Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 5.04 with respect to any Lender that results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement that has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right, in accordance with Section 13.04(b), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of which shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent or, in the case of a replacement as provided in Section 13.12(b) for which the consent of the respective Lender is required with respect to less than all Tranches of its Loans, to replace the outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Loans of the respective Tranche provided by the Replacement Lender; provided that:
(i)at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Borrower (as may be agreed to at such time by and among the Borrower and the Replacement Lender)) pursuant to which the Replacement Lender shall acquire all of the outstanding Loans (or, in the case of the replacement of only the outstanding Term Loans of any Tranche, the outstanding Term Loans of the respective Tranche or Tranches with respect to which such Lender is being replaced) of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced and (B) an amount equal to all accrued, but theretofore unpaid, Fees (if any) owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 4.01; and
(ii)all obligations of the Borrower then owing to the Replaced Lender (other than those (a) specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11 or (b) relating to any Tranche of Loans of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.
Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and is authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04; provided that in the case of a Defaulting Lender, such Lender shall be deemed to have consented to such assignment, notwithstanding execution of an Assignment and Assumption Agreement on such Lender’s behalf by the Administrative Agent. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (a) and (b) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement

Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender.
2.14.     Incremental Credit Extensions.
(a)The Borrower may at any time or from time to time after the Effective Date, by notice to the Administrative Agent, request one or more additional tranches or additions to Term Loans in an aggregate principal amount such that after giving effect to the incurrence thereof, the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such incurrence is consummated (but excluding the cash proceeds of such incurrence) would have been at least 2.00:1.00 determined on a Pro Forma Basis, as if the additional Indebtedness had been incurred at the beginning of such four-quarter period (such amount not to include loans which constitute Permitted Refinancing Indebtedness of the Loans hereunder), (the “Incremental Term Loans”), provided that (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist, (ii) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, all of the representations and warranties of each Credit Party set forth in Section 8 and in each other Credit Document shall be true and correct in all material respects as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date) and (iii) all Incremental Term Loans (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the Security Documents, and guaranteed under the Guaranty, on a pari passu basis with all other Obligations of the Borrower under this Agreement secured by the Security Documents and guaranteed under the Guaranty.
(b)Incremental Term Loans that are added to the existing tranche of Term Loans shall have identical terms to such existing tranche of Term Loans. All other Incremental Term Loans shall rank pari passu in right of payment and of security with the Term Loans; provided, however, that (i) the interest rate applicable to the Incremental Term Loans may differ from that applicable to the existing Term Loans, but, other than with respect to Specified Incremental Term Loans, if the “effective yield” applicable to a given tranche of Incremental Term Loans (which, for such purposes only, shall be deemed to take account of any interest rate benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (x) the weighted average life of such loans and (y) four years) payable to all Lenders providing such Incremental Term Loans and the effect of any LIBO Rate or Base Rate floors, in each case as determined in good faith by the Administrative Agent, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Incremental Term Loans) determined as of the initial funding date for such Incremental Term Loans exceeds the “effective yield” then applicable to any Loans or any other tranche of Incremental Term Loans (determined on the same basis as provided in the preceding parenthetical) by more than 0.50% (the amount of such excess being the “Yield Differential”), the Applicable Margin for such existing Loans subject to a Yield Differential shall automatically be increased by the Yield Differential effective upon the making of the applicable Incremental Term Loans, (ii) the final stated maturity date for a given tranche of Incremental Term Loans may be later (but not sooner) than the Maturity Date, (iii) the amortization requirements for a given tranche of Incremental Term Loans may differ, so long as the average weighted life to maturity of such Incremental Term Loans is no shorter than the average weighted life to maturity applicable to the then outstanding Term Loans, and (iv) the other terms of a given tranche of Incremental Term Loans may differ if reasonably satisfactory to the Administrative Agent.
(c)Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $25,000,000 (or such lesser amount as agreed to by the Administrative Agent) and shall be in an increment of $1,000,000 (provided that in each case such amount may be less if such amount represents all remaining availability under the limit set forth in the first sentence of Section 2.14(a)).
(d)Each notice from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Incremental Term Loans may be made by any existing Lender (but no existing Lender will have an obligation to make a portion of any Incremental Term Loan) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans if such consent would be required under Section 13.04 for an assignment of Loans, as applicable, to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 7 (it being understood that all references to “the date of such Credit Event” or similar language in such Section 7 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees.
(e)This Section 2.14 shall supersede any provisions in Section 13.06 or 13.12 to the contrary.
2.15.     Reverse Dutch Auction Repurchases. (a) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the Borrower may, at any time and from time to time after the Effective Date, conduct reverse Dutch auctions in order to purchase Term Loans (each, an “Auction”) (each such Auction to be managed exclusively by BMO Capital Markets Corp. or another investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”)); so long as the following conditions are satisfied:
(i)each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.15 and Schedule 2.15;
(ii)no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Term Loans in connection with any Auction;

(iii)the maximum principal amount (calculated on the face amount thereof) of all Term Loans that the Borrower offers to purchase in any such Auction shall be no less than $5,000,000 (unless another amount is agreed to by the Administrative Agent);
(iv)after giving effect to any purchase of Term Loans pursuant to this Section 2.15, the aggregate amount of all cash and Cash Equivalents of the Borrower and the other Credit Parties, shall not be less than $25,000,000;
(v)the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);
(vi)no more than one Auction may be ongoing at any one time;
(vii)the aggregate principal amount of all Term Loans purchased pursuant to this Section 2.15 shall not exceed 15% of the aggregate principal amount of Term Loans funded on the Effective Date;
(viii)each Auction shall be open and offered to all Lenders of the relevant Tranche on a pro rata basis;
(ix)at the time of each purchase of Term Loans through an Auction, the Borrower shall have delivered to the Auction Manager an officer’s certificate of an Authorized Officer certifying as to compliance with preceding clauses (iv) and (vii); and
(x)any purchase of Term Loans pursuant to this Section 2.15 shall be made with internally generated cash flows and not with the proceeds of loans under the ABL Facility or any other revolving credit facility.
(b)The Borrower must terminate an Auction if it fails to satisfy one or more of the conditions set forth above that are required to be met at the time that otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction. If the Borrower commences any Auction (and all relevant requirements set forth above that are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above that are required to be satisfied at the time of the purchase of Term Loans pursuant to such Auction shall be satisfied, then the Borrower shall have no liability to any Lender for any termination of the respective Auction as a result of the Borrower’s failure to satisfy one or more of the conditions set forth above that are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 2.15, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 5.01, 5.02 or 13.06.
(c)    The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.15 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02 and 13.06 (it being understood and acknowledged that purchases of the Term Loans by the Borrower contemplated by this Section 2.15 shall not constitute Investments by the Borrower)) or any other Credit Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.15. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 12 and Section 13.01 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.
(d)    Each Lender participating in any Auction hereby acknowledges and agrees that in connection with such Auction, (1) the Borrower may have, and later may come into possession of, information regarding the Term Loans or the Credit Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Auction (such information, the “Excluded Information”), (2) such Lender has independently, without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such Auction notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information. Each Lender participating in any Auction further acknowledges that the Excluded Information may not be available to the Administrative Agent or the other Lenders.
2.16.     Extensions of Term Loans.
(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans) and on the same terms to each such Lender, the Borrower may consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans, in each case as so extended, as well as the original Term Loans (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined between the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Lender that agrees to an extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer, (iii) the final maturity date of any Extended Term Loans shall be no earlier than the Maturity Date and the amortization schedule applicable to Term Loans pursuant to Section 5.02(a) for periods prior to the Maturity Date may not be increased, (iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vi) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Extension Offer, (vii) all documentation in respect of such Extension shall be consistent with the foregoing, (viii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (ix) the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent.
(b)Notwithstanding the foregoing, if the interest rate margins (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing Extended Term Loans and any LIBOR floor applicable to such Extended Term Loans) relating to any Extended Term Loan exceeds the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the Term Loans and any LIBO or Base Rate floor applicable to the Term Loans) relating to the Term Loans immediately prior to the effectiveness of the Extension by more than 0.50%, the Applicable Margin relating to the Term Loans, as applicable, shall be adjusted to be equal to the interest rate margins (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Extended Term Loans and any LIBOR floor applicable to such Extended Term Loans) relating to such Extended Term Loans minus 0.50% and the Applicable Margin relating to any Incremental Term Loans (if any) (other than Specified Incremental Term Loans) and any Extended Term Loans which were extended pursuant to one or more prior Extensions (if any) shall be adjusted so that the difference between the Applicable Margin relating to the Term Loans (after giving effect to the foregoing adjustment) and the Applicable Margin relating to such Incremental Term Loans (other than Specified Incremental Term Loans) and prior Extended Term Loans remains the same as immediately prior to the Extension.
(c)With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.01 or 5.02 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that (x) the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans of any or all applicable tranches be tendered and (y) no tranche of Extended Term Loans shall be in an amount of less than $100,000,000 (the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Section 2.11) or any other Credit Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.
(d)No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof). All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Credit Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Credit Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.16. Without limiting the foregoing, in connection with any Extensions the respective Credit Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent).
(e)In connection with any Extension, the Borrower shall provide the Administrative Agent at least 5 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section.
SECTION 3.     [Reserved].
SECTION 4.     Fees.
4.01.     Fees. (a) The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower or any of its Subsidiaries and the Administrative Agent.
(b)At the time of the effectiveness of any Repricing Event or mandatory or voluntary prepayment of Term Loans that is consummated prior to the first anniversary of the Effective Date, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender with Term Loans that are mandatorily or voluntarily prepaid or either prepaid, repaid, converted or subjected to a pricing reduction in connection with such Repricing Event (including each Lender that withholds its consent to such Repricing Event and is replaced as a Replaced Lender under Section 2.13), a fee in an amount equal to (x) in the case of a Repricing Event described in clause (a) of the definition thereof, the Make-Whole Premium times aggregate principal amount of all Term Loans prepaid (or converted) in connection with such Repricing Event, (y) in the case of a Repricing Event described in clause (b) of the definition thereof, the Make-Whole Premium times the aggregate principal amount of all Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Event and (z) in the case of any other mandatory or voluntary prepayment not made in connection with a Repricing Event, 1.0% of the aggregate principal amount of all Term Loans prepaid in connection with such prepayment. Such premiums and fees shall be earned, due and payable upon the date of the effectiveness of such Repricing Event or such prepayment.
4.02.     Termination of Commitments. The Total Commitment (and the Term Loan Commitment of each Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the incurrence of Term Loans on such date).
SECTION 5.     Prepayments; Payments; Taxes.
5.01.     Voluntary Prepayments. (a)  The Borrower may prepay the Loans, without premium or penalty (other than as set forth in clause (iv) of this Section 5.01(a)), in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 11:00 a.m. CST at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay LIBOR Loans, which notice (in each case) shall specify the amount of such prepayment and the Types of Loans to be prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders; (ii) each partial prepayment of Term Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 and whole multiples of $500,000 in excess thereof (or such lesser amount as is acceptable to the Administrative Agent in any given case), provided that if any partial prepayment of LIBOR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of LIBOR Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment of Term Loans pursuant to this Section 5.01(a) shall reduce the then remaining Scheduled Term Loan Repayments of the respective Tranche of Term Loans as directed by the Borrower; and (iv) any Repricing Event or mandatory or voluntary prepayment of Term Loans made prior to the first anniversary date of the Effective Date shall be accompanied by the payment of the premiums and fees described in Section 4.01(b).
(b)If a Lender refuses to consent to proposed changes, waivers, discharges or terminations with respect to this Agreement that have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower may, upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 2.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (or owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent), without penalty or premium (other than, with respect to changes, waivers, discharges, terminations or other amendments contemplated by clause (b) of the definition of “Repricing Event,” as set forth in Section 4.01(b)), in accordance with, and subject to the requirements of, Section 13.12(b), so long as the consents, if any, required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained. Each prepayment of Term Loans pursuant to this Section 5.01(b) shall reduce the then remaining Scheduled Term Loan Repayments of the respective Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Term Loan Repayment of the respective Tranche after giving effect to all prior reductions thereto).
5.02.     Mandatory Repayments. (a) In addition to any other mandatory repayments pursuant to this Section 5.02, (x) on each Quarterly Payment Date, beginning with the Quarterly Payment Date occurring on March 31, 2015, the Borrower shall be required to repay that principal amount of its Term Loans, to the extent then outstanding, as is equal to ¼ of 1% of the aggregate initial principal amounts of all Term Loans theretofore borrowed by the Borrower pursuant to Section 2.01 of this Agreement, and (y) on the Maturity Date (the Maturity Date and each Quarterly Payment Date described in preceding clause (x), each a “Scheduled Term Loan Repayment Date”), the Borrower shall be required to repay in full the entire principal amount of its Term Loans then outstanding (with each such repayment pursuant to this Section 5.02(a), as the same may be reduced as provided in Section 5.01(a) or 5.02(f), a “Scheduled Term Loan Repayment”).
(b)In addition to any other mandatory repayments pursuant to this Section 5.02, on each date after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by the Borrower or any of its Subsidiaries of

Indebtedness (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 10.04), the Borrower shall be required to repay principal of outstanding Term Loans in an amount equal to 100% of the Net Cash Proceeds of the respective incurrence of Indebtedness shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 5.02(f) and (g).
(c)In addition to any other mandatory repayments pursuant to this Section 5.02, if the Borrower or any of its Subsidiaries receives the following, the Borrower shall be required to repay principal of outstanding Term Loans:
(i)with respect to any cash proceeds from any Asset Sale (including the Initial Oxford Dropdown but excluding all other Permitted MLP Transfers), an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied within three Business Days after such date as a mandatory repayment in accordance with the requirements of Sections 5.02(f) and (g); provided, however, that such Net Sale Proceeds shall not be required to be so applied on such date so long as no Event of Default then exists and the Borrower has delivered a certificate to the Administrative Agent on such date stating that such Net Sale Proceeds shall be used to invest in or replace or restore any properties or assets in respect of which such Net Sale Proceeds were paid within 180 days following the date of the receipt of such Net Sale Proceeds (which certificate shall set forth the estimates of the Net Sale Proceeds to be so expended), and provided further, that if all or any portion of such Net Sale Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 180 days after the date of the receipt of such Net Sale Proceeds (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Sale Proceeds relating to such Asset Sale as set forth above), or, if later, within 180 days after the Borrower or such Subsidiary has entered into a binding commitment (prior to the end of the referenced 180-day period) to reinvest such proceeds, such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(c) without regard to the immediately preceding proviso; and
(ii)    with respect to any cash proceeds from any Permitted MLP Transfer, other than the Initial Oxford Dropdown, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied within three Business Days after such date as a mandatory repayment in accordance with the requirements of Sections 5.02(f) and (g).
(d)In addition to any other mandatory repayments pursuant to this Section 5.02, on each Excess Cash Payment Date, the Borrower shall be required to repay principal of outstanding Term Loans in an amount equal to the Applicable Excess Cash Flow Percentage of the Excess Cash Flow for the related Excess Cash Payment Period as a mandatory repayment in accordance with the requirements of Sections 5.02(f) and (g).
(e)In addition to any other mandatory repayments pursuant to this Section 5.02, within three Business Days after each date on or after the Initial Borrowing Date upon which the Borrower or any of its Subsidiaries receives any cash proceeds from any Recovery Event in excess of $5,000,000, the Borrower shall be required to repay principal of outstanding Term Loans in an amount equal to 100% of the Net Cash Proceeds from such Recovery Event as a mandatory repayment in accordance with the requirements of Sections 5.02(f) and (g); provided, however, that such Net Cash Proceeds shall not be required to be so applied on such date so long as no Event of Default then exists and the Borrower has delivered a certificate to the Administrative Agent on such date stating that such Net Cash Proceeds shall be used to replace or restore any properties or assets or reimbursements for business interruption expenses in respect of which such Net Cash Proceeds were paid within 180 days following the date of the receipt of such Net Cash Proceeds (which certificate shall set forth the estimates of the Net Cash Proceeds to be so expended), and provided further, that if all or any portion of such Net Cash

Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 180 days after the date of the receipt of such Net Cash Proceeds (or such earlier date, if any, as the Borrower or the relevant Subsidiary determines not to reinvest the Net Cash Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(e) without regard to the immediately preceding proviso.
(f)Each amount required to be applied pursuant to Sections 5.02(b), (c)(i), (d) and (e) in accordance with this Section 5.02(f) shall be applied to repay the outstanding principal amount of Term Loans. The amount of each principal repayment of Term Loans made as required by Sections 5.02(b), (c)(i), (d) and (e) shall be applied (i) pro rata to each Tranche of Term Loans (based upon the then outstanding principal amounts of the respective Tranches of Term Loans) and (ii) to reduce the then remaining Scheduled Term Loan Repayments of the respective Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amounts of the Scheduled Term Loan Repayments of such Tranche of Term Loans after giving effect to all prior reductions thereto). The amount of each principal repayment of Term Loans made as required by Section 5.02(c)(ii) shall be applied (i) first to reduce the then remaining Scheduled Term Loan Repayments of the Term Loans incurred on the Effective Date (based upon the then remaining principal amounts of the Scheduled Term Loan Repayments of such Term Loans after giving effect to all prior reductions thereto), (ii) second to reduce the then remaining Scheduled Term Loan Repayments of Specified Incremental Term Loans (if any) (based upon the then remaining principal amounts of the Scheduled Term Loan Repayments of such Specified Incremental Term Loans after giving effect to all prior reductions thereto) and (iii) third to reduce the then remaining Scheduled Term Loan Repayments of Incremental Term Loans that are not Specified Incremental Term Loans (if any) (based upon the then remaining principal amounts of the Scheduled Term Loan Repayments of such Incremental Term Loans after giving effect to all prior reductions thereto).
(g)With respect to each repayment of Loans required by this Section 5.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such LIBOR Loans were made, provided that: (i) repayments of LIBOR Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all LIBOR Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.
(h)In addition to any other mandatory repayments pursuant to this Section 5.02, all then outstanding Loans of a respective Tranche shall be repaid in full on the Maturity Date for such Tranche of Loans.
(i)Notwithstanding anything to the contrary contained in this Section 5.02 or elsewhere in this Agreement (including, without limitation, in Section 13.12), each Term Loan Lender shall have the option, in its sole discretion (which election to waive prepayment shall be received by the Administrative Agent within two Business Days of Administrative Agent’s notice to the Term Loan Lenders of a Waivable Mandatory Repayment), to waive its pro rata share of a mandatory repayment of Term Loans which is to be made pursuant to Sections 5.02(b), (d) and/or (e) (each such repayment, a

“Waivable Mandatory Repayment”) upon the terms and provisions set forth in this Section 5.02(i). Notwithstanding anything to the contrary contained above, if one or more Term Loan Lenders waives its right to receive all or any part of any Waivable Mandatory Repayment, but fewer than all the Term Loan Lenders waive in full their right to receive 100% of the total repayment otherwise required with respect to the Term Loans, then of the amount actually applied to the repayment of Term Loans of the Term Loan Lenders that have waived all or any of part their right to receive 100% of such repayment, such amount shall be applied to each then outstanding Borrowing of Term Loans on a pro rata basis (so that each Term Loan Lender shall, after giving effect to the application of the respective repayment, maintain the same percentage (as determined for such Term Loan Lender, but not the same percentage as the other Term Loan Lenders hold and not the same percentage held by such Term Loan Lender prior to repayment) of each Borrowing of Term Loans which remains outstanding after giving effect to such application).
5.03.     Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 11:00 a.m. CST on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
5.04.     Net Payments. (a) All payments made by the Borrower hereunder and under any Note will be made without setoff, counterclaim or other defense, unless so provided under this Agreement or any other Credit Document. Except as required by applicable law or regulation or the administration or interpretation thereof, all payments made by the Borrower or any other Credit Party hereunder will be made free and clear of, and without deduction or withholding for, any Taxes. If any Taxes are so levied or imposed in connection with any payment made by the Borrower or any other Credit Party hereunder or under any other Credit Document, the Borrower agrees to pay the full amount of such Taxes to the appropriate taxing authority, and if such Taxes are Indemnified Taxes or Other Taxes, the Borrower or such Credit Party shall pay to the Recipient such additional amounts as may be necessary so that such payment, after withholding or deduction for or on account of such Indemnified Taxes or Other Taxes (after taking into account any withholding or deduction payable pursuant to this sentence), will not be less than the amount such Recipient would have received absent such withholding or deduction. The Borrower shall timely pay to the relevant taxing authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes. As promptly as practicable after any payment of Taxes by any Credit Party to a taxing authority as provided in this Section 5.04(a), such Credit Party shall deliver to the Administrative Agent copies of tax receipts issued by the applicable taxing authority evidencing such payment by such Credit Party, if available, or such other evidence reasonably satisfactory to the Administrative Agent. The Borrower shall indemnify and hold harmless each Lender and the Administrative Agent, within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.04) payable or paid by such Lender or Administrative Agent or required to be withheld or deducted from a payment to such Lender or Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, showing in reasonable detail the basis for the calculation thereof, delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(b)Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (each, a “Foreign Lender”) for U.S. Federal income tax purposes agrees, to the extent it is legally entitled to do so, to deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-8BEN or Form W-8BEN-E (claiming eligibility for benefits under an income tax treaty to which the United States is a party) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under any Credit Document, (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and is not delivering forms pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W 8BEN or Form W-BEN-E (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under any Credit Document, or (iii) in the case of a Foreign Lender that is not the beneficial owner of payments made under any Credit Document (including a partnership or a participating Lender) (1) two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (i) and (ii) above, or an Internal Revenue Service Form W-9, as applicable, that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a Section 5.04(b)(ii) Certificate on behalf of such partners. In addition, if a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Borrower or Administrative Agent to determine that such Lender has or has not complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the Effective Date. If a Lender is not a Foreign Lender, such Lender shall deliver to the Borrower and the Administrative Agent two accurate and complete original signed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax. Furthermore, any recipient that is entitled to an exemption from, or reduction of, any applicable non-United States withholding tax with respect to any payments under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, such non-United States withholding. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN or Form W-8BEN-E, Form W-8IMY, Form W-9 and a Section 5.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 5.04(b).

(c)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Credit Parties to do so) and (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 13.04 relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c).
(d)If the Administrative Agent, any Lender or any other Recipient of a payment under any Credit Document determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the relevant Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the relevant Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to the Borrower pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxes had never been paid. This subsection shall not be construed to require any such recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(e)Each party's obligations under this Section 5.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.
SECTION 6.      Conditions Precedent to Credit Events on the Initial Borrowing Date.
The obligation of each Lender to make Loans on the Initial Borrowing Date is subject at the time of the making of such Loans to the satisfaction of the following conditions:
6.01.     Effective Date; Notes. On or prior to the Initial Borrowing Date, the Effective Date shall have occurred as provided in Section 13.10.
6.02.     Representations and Warranties. At the time of each such Credit Event on the Initial Borrowing Date and also after giving effect thereto, all representations and warranties shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any such representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any such representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).
6.03.     Officer’s Certificate. On the Initial Borrowing Date, the Administrative Agent shall have received a certificate, substantially in the form of Exhibit F, dated the Initial Borrowing Date and signed on behalf of the Borrower by an Authorized Officer of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 6.06, 6.07 and 7.01 have been satisfied on such date.
6.04.     Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received (i) from Holland & Hart LLP, special counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date covering the matters set forth in Exhibit E and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, other than matters that are governed by New York law, which shall be covered by an opinion to be provided by Squire Patton Boggs (US) LLP, (ii) from local counsel in each state (other than Delaware) in which a Credit Party is organized, an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders and dated the Initial Borrowing Date covering such matters relative to such Credit Party incident to the transactions contemplated herein as the Administrative Agent may reasonably request, and (iii) from local counsel in each state or province in which a Mortgaged Property or Mortgaged Coal Property is located, an opinion in form and substance reasonably satisfactory to the Collateral Agent addressed to the Collateral Agent in its capacity as such, and each of the Lenders, dated the Initial Borrowing Date and covering such matters incident to the transactions contemplated herein as the Collateral Agent may reasonably request including but not limited to the enforceability of each Mortgage and Mineral Rights Mortgage.
6.05.     Company Documents; Proceedings; etc.  (a) On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Initial Borrowing Date, signed by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), unanimous shareholder declarations or shareholder agreements, as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.
(b)On the Initial Borrowing Date, all Company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of Company proceedings, governmental approvals, good standing certificates and bring-down documentation, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Company or Governmental Authorities.
6.06.      Consummation of the Refinancing. (a) On or prior to the Initial Borrowing Date and concurrently with the incurrence of Loans, all Indebtedness (other than Indebtedness otherwise allowed pursuant to Section 10.04) of the Borrower in respect of its 10.75% senior secured notes due 2018 (including all fees and expenses incurred in connection therewith) shall have been repaid in full, together with all fees and other amounts owing thereon.

(b)    On the Initial Borrowing Date and concurrently with the incurrence of Loans on such date, all security interests in respect of, and Liens securing, the Indebtedness to be refinanced pursuant to the Refinancing created pursuant to the security documentation relating thereto shall be terminated and released, and the Administrative Agent shall have received all such releases as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent.
(c)    The Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this Section 6.06 have been satisfied on the Initial Borrowing Date.
6.07.     Approvals. On or prior to the Initial Borrowing Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Financing Transaction, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Financing Transaction or the other transactions contemplated by the Documents or otherwise referred to herein or therein.
6.08.     Guaranty and Collateral Agreement; Intercreditor.  (a) On the Initial Borrowing Date, the Borrower and each Wholly-Owned Domestic Subsidiary of the Borrower (other than Immaterial Subsidiaries) shall have duly authorized, executed and delivered (a) a Guaranty and Collateral Agreement in the form of Exhibit G (as amended, modified, restated and/or supplemented from time to time, the “Guaranty and Collateral Agreement”) covering all of such Credit Party’s GCA Collateral, together with (subject to clause (b) below):
(i)the delivery of proper financing statements (Form UCC-1 or the equivalent) fully completed for filing under the UCC or other appropriate filing offices of each jurisdiction as are necessary to perfect the security interests purported to be created by the Guaranty and Collateral Agreement in such GCA Collateral in which a security interest may be perfected by such a filing;
(ii)to the extent required by the Guaranty and Collateral Agreement, (x) any certificates representing Pledged Stock (as defined in the Guaranty and Collateral Agreement), together with executed and undated endorsements of transfer and (y) any promissory notes for which the Borrower or any Subsidiary is a payee, together with executed and undated allonges;
(iii)copies (Form UCC-11) or equivalent reports as of a recent date, listing all effective financing statements that name any Credit Party as debtor and that are filed in the jurisdictions where the applicable financing statements referred to in clause (i) above will be filed; and
(iv)evidence of the completion of all other recordings and filings of, or with respect to, the Guaranty and Collateral Agreement as are necessary to perfect the security interests intended to be created by the Guaranty and Collateral Agreement.
(b)Notwithstanding anything to the contrary contained in this Section 6, to the extent any GCA Collateral is not provided (or any related required actions under Section 6.04, 6.08 or 6.09 are not taken) on the Initial Borrowing Date after the Credit Parties’ use of commercially reasonable efforts to do so or without undue burden or expense, the delivery of such GCA Collateral (and the taking of the related required actions) shall not constitute a condition precedent to the extensions of credit under this Agreement on the Initial Borrowing Date but shall instead be required to be delivered (or taken) after the Initial Borrowing Date in accordance with the requirements of Section 9.11, except that (A) with respect to the perfection of security interests in UCC Financing Collateral, such Credit Party shall be obligated to deliver or cause to be delivered, necessary UCC financing statements to the Administrative Agent or to irrevocably authorize and to cause the applicable Credit Parties to irrevocably authorize, the Administrative Agent to file necessary UCC financing statements and (B) with respect to perfection of security interests in Stock Certificates, such Credit Party shall be obligated to use commercially reasonable efforts to deliver to the Administrative Agent Stock Certificates together with undated stock powers in blank.
(c)The Intercreditor Agreements shall have been executed and delivered, in form and substance reasonably satisfactory to the Administrative Agent, by the Administrative Agent, on behalf of the Lenders, the Borrower, the other Credit Parties party thereto (if applicable) and the Notes Representative (in the case of the First Lien Intercreditor Agreement) and the ABL Representative and Notes Representative (in the case of the ABL Intercreditor Agreement).
6.09.     Mortgage; Title Insurance; Landlord Waivers; etc. (a) Subject to the provisions of Section 6.09(b) below, on the Initial Borrowing Date, the Collateral Agent shall have received:
(i)fully executed counterparts of Mortgages, and to the extent required by the Collateral Agent, corresponding UCC Fixture Filings and As-Extracted Collateral Filings (or, if UCC Fixture Filings and As-Extracted Collateral Filings are not available in the applicable jurisdiction, equivalent filings as available in such jurisdiction), and any similar filings as shall be required by local law, in form and substance reasonably satisfactory to the Collateral Agent, which Mortgages and UCC Fixture Filings (or, in the case of UCC Fixture Filings, any other equivalent filings, as available in each applicable jurisdiction) shall cover each Real Property owned or leased by the Borrower or any of its Subsidiaries and designated as a “Mortgaged Property” on Schedule 8.12 hereto, together with evidence that counterparts of such Mortgages and UCC Fixture Filings (or, in the case of UCC Fixture Filings, any other equivalent filings, as available in each applicable jurisdiction) and, if applicable, As-Extracted Collateral Filings (or, in the case of UCC Fixture Filings and As-Extracted Collateral Filings, any other equivalent filings, as available in each applicable jurisdiction) have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;
(ii)at the request of the Administrative Agent, a Mortgage Policy relating to each Mortgage of the Mortgaged Property referred to above, issued by a title insurer reasonably satisfactory to the Collateral Agent, in an insured amount satisfactory to the Collateral Agent not to exceed 110% of the Fair Market Value of the Mortgaged Property and insuring the Collateral Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, with each such Mortgage Policy (1) to be in form and substance reasonably satisfactory to the Collateral Agent, (2) to include, to the extent applicable or available in the applicable jurisdiction, supplemental endorsements (including, without limitation, endorsements relating to future advances under this Agreement and the Loans, usury, first loss, tax parcel, subdivision, zoning, contiguity, variable rate, doing business, public road access, environmental lien, mortgage tax and so-called comprehensive coverage over covenants and restrictions and for any other matters that the Collateral Agent in its discretion may reasonably request), (3) to not include the “standard” title exceptions, other than a survey exception, and (4) to provide for affirmative insurance and such reinsurance or coinsurance as the Collateral Agent in its discretion may reasonably request;

(iii)to induce the title company to issue the Mortgage Policies referred to in subsection (ii) above, such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as are customarily required by the Title Company, together with payment by the Borrower of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies;
(iv) to the extent obtainable on or prior to the Initial Borrowing Date, (i) fully executed landlord waivers and/or bailee agreements in respect of those Leaseholds of the Borrower or any of its Subsidiaries designated as “Leaseholds Subject to Landlord Waivers” on Schedule 8.12, each of which landlord waivers and/or bailee agreements shall be in form and substance reasonably satisfactory to the Collateral Agent and (ii) all Mortgaged Coal Property Support Documents as the Administrative Agent may request with respect to each lease or grant of mineral rights as to which the Borrower or any of its Subsidiaries is a lessee or grantee;
(v)to the extent requested by the Administrative Agent, copies of all leases in which Borrower or any of its Subsidiaries holds the lessor’s interest or other agreements relating to possessory interests, if any; provided that, to the extent any of the foregoing affect such Mortgaged Property, to the extent requested by the Administrative Agent, such agreements shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by the terms of such agreements or pursuant to subordination, non-disturbance and attornment agreements (with any such agreements being reasonably acceptable to the Administrative Agent), but only to the extent that any amendments to such leases or agreements as are necessary to comply with such condition, or subordination, non-disturbance and attornment agreements are obtainable by the Borrower using its commercially reasonable efforts; and
(vi)a “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property that is subject to federal flood insurance laws and requirements, in form and substance acceptable to the Administrative Agent (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the Borrower and any applicable Subsidiary and evidence of flood insurance, in the event any improved parcel of Mortgaged Property is located in a special flood hazard area).
(b)Notwithstanding anything to the contrary contained in this Section 6, to the extent any Mortgage or any other documentation set forth in this Section 6.09 (other than Section 6.09(a)(vi)) is not provided (or any related required actions under this Section 6.09 or Section 6.04 are not taken) on the Initial Borrowing Date, the delivery of such Mortgages and documentation (and the taking of the related required actions) shall not constitute a condition precedent to the extensions of credit under this Agreement on the Initial Borrowing Date but shall instead be required to be delivered (or taken) after the Initial Borrowing Date in accordance with the requirements of Section 9.11 (including the deadlines for delivery of such Mortgages and other documentation and the taking of such actions), except that with respect to the perfection of security interests in UCC Fixture Filing collateral and As-Extracted Collateral, such Credit Party shall be obligated to deliver or cause to be delivered, UCC Fixture Filings and necessary As-Extracted Collateral Filings to the Administrative Agent or to irrevocably authorize and to cause the applicable Credit Parties to irrevocably authorize, the Administrative Agent to file necessary UCC Fixture Filings and As-Extracted Collateral Filings.
6.10.     Financial Statements; Pro Forma Balance Sheet; Projections. On or prior to the Initial Borrowing Date, the Administrative Agent shall have received true and correct copies of the historical financial statements, the pro forma financial statements and the Projections referred to in Sections 8.05(a) and (d), which historical financial statements, pro forma financial statements and

Projections shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
6.11.     Solvency Certificate; Insurance Certificates, etc. On the Initial Borrowing Date, the Administrative Agent shall have received:
(i)a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit H hereto; and
(ii)certificates of insurance complying with the requirements of Section 9.03 for the business and properties of the Borrower and its Subsidiaries.
6.12.     Fees, etc. On the Initial Borrowing Date, the Borrower shall have paid (or shall make such payments from the proceeds of the Loans) to the Administrative Agent (and its relevant affiliates) and each Lender all costs, fees and expenses (including, without limitation, legal fees and expenses and the fees and expenses of any other advisors) and other compensation required to be paid to the Administrative Agent or such Lender to the extent then due.
6.13.     Patriot Act. The Administrative Agent and the Lenders shall have received all documentation and other information requested by the Administrative Agent or the respective Lenders that is required by bank regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
In determining the satisfaction of the conditions specified in this Section 6, to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender that has not notified the Administrative Agent in writing prior to the occurrence of the Initial Borrowing Date that the respective item or matter does not meet its satisfaction. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 6 have been met (after giving effect to the preceding sentence), then the Initial Borrowing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Initial Borrowing Date shall not release the Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in this Section 6).
6.14.     Credit Documentation. Schedules and Exhibits to this Agreement shall be completed prior to the Initial Borrowing Date in form and substance satisfactory to the Administrative Agent.
SECTION 7.       Conditions Precedent to All Credit Events.
The obligation of each Lender to make Loans on any date occurring after the Initial Borrowing Date is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:
7.01.     No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).
7.02.     Notice of Borrowing. Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a). The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 (with respect to Credit Events on the Initial Borrowing Date) and in this Section 7 (with respect to Credit Events on or after the Initial Borrowing Date) and applicable to such Credit Event are satisfied as of that time. All of the certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders.
SECTION 8.     Representations, Warranties and Agreements.
To induce the Lenders to enter into this Agreement and to make the Loans, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Financing Transaction, with the occurrence of each Credit Event on or after the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Initial Borrowing Date and on the date of each such other Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).
8.01.     Organization; Powers. The Borrower and its Material Subsidiaries (i) are duly organized, validly existing and in good standing under the respective laws of the jurisdictions of their organization, (ii) have all requisite power and authority to own their respective property and assets and to transact the business in which they are engaged and presently propose to engage and (iii) are duly qualified and authorized to do business and are in good standing in each jurisdiction where the ownership, leasing or operation of their respective properties or the conduct of their businesses requires such qualifications, except for failures to be so qualified or authorized that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
8.02.     Authorization; Enforceability. Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Documents to which it is party and has taken all necessary Company action to authorize its execution, delivery and performance of each of such Documents to which it is a party. Each Credit Party has duly executed and delivered the Acquisition Agreement, the Credit Documents and the Refinancing Documents to which, in each case, it is party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms (provided, that, with respect to the creation and perfection of security interests with respect to Stock Certificates of Foreign Subsidiaries, only to the extent enforceability of such obligation with respect to which Stock Certificate of Foreign Subsidiaries is governed by the UCC or PPSA), except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
8.03.     No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor the consummation of the Financing Transaction, nor compliance by it with the terms and provisions thereof, will (i) contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority,

(ii) violate or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under any Lien (except Permitted Liens and Liens pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party is a party or by which it or any of its property or assets is bound, (iii)  result in the creation or imposition of (or the obligation to create or impose) any Lien pursuant to the terms of the documents described in clause (ii) immediately above, or (iv) violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party except in each case referred to in clauses (i), (ii) and (iii) to the extent that any such violation or breach would not reasonably be expected to have a Material Adverse Effect.
8.04.     Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Initial Borrowing Date and which remain in full force and effect on the Initial Borrowing Date and (y) filings which are necessary to perfect the security interests created under the Security Documents), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or Refinancing Document or (ii) the legality, validity, binding effect or enforceability of any such Document.
8.05.     Financial Statements; Financial Condition; Undisclosed Liabilities; Projections. (a) (i) The audited consolidated balance sheet of the Borrower for the Fiscal Years ending December 31, 2011, December 31, 2012, and December 31, 2013, and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower for the Fiscal Years of the Borrower ended on such dates, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of the Borrower at the date of said financial statements and the results for the respective periods covered thereby and (ii) the unaudited consolidated balance sheet of the Borrower at September 30, 2014 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower for the three-month period ended on such date, furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial condition of the Borrower at the date of said financial statements and the results for the period covered thereby, subject to normal year-end adjustments. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.
(ii)    The pro forma consolidated financial statements of the Borrower and its Subsidiaries furnished to the Lenders prior to the Initial Borrowing Date, present a good faith estimate of both the pro forma consolidated financial position of the Borrower and its Subsidiaries as of such date and the pro forma consolidated results of operations of the Borrower and its Subsidiaries for the period covered thereby.
(b)On and as of the date of the Initial Borrowing Date, and after giving effect to the Financing Transaction and to all Indebtedness (including the Loans) being incurred or assumed on such date, the Borrower on a consolidated basis with its Subsidiaries will be Solvent.
(c)Except as fully disclosed in the financial statements delivered pursuant to Section 8.05(a), and except for the Indebtedness incurred under this Agreement, there were as of the Initial Borrowing Date no liabilities or obligations with respect to the Borrower or any of their respective

Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) that, either individually or in the aggregate, would reasonably be expected to be material to the Borrower or any of its Subsidiaries.
(d)The Projections delivered to the Administrative Agent and the Lenders prior to the Effective Date were prepared in good faith and were based on assumptions believed by the Borrower to be reasonable at the time made in light of the conditions and the Borrower’s knowledge existing at the time of the preparation of the Projections. On the Effective Date, the Borrower believes that the Projections are reasonable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections.
(e)Since December 31, 2013, but for this purpose treating the Financing Transaction as if it had been consummated prior thereto, there has been no change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, which would reasonably be expected to have a Material Adverse Effect.
(f)On the Initial Borrowing Date, the Borrower has not received notice from any party to the Acquisition Agreement that there has been a Company Material Adverse Effect.
8.06.     Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (i) on the Initial Borrowing Date with respect to the Financing Transaction or any Credit Document or Refinancing Document or (ii) that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
8.07.     Disclosure. No factual information (taken as a whole) furnished by the Borrower or its Affiliates in writing to the Administrative Agent or any Lender for purposes of, or in connection with, this Agreement, the other Credit Documents or the Financing (as modified by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include the Projections, any estimates (including financial estimates, forecasts and other forward-looking information) any pro forma financial information or information of a general economic or general industry nature or any information regarding the Oxford MLP, the Oxford GP, their financial condition or businesses, it being understood that all information that the Borrower has furnished to the Administrative Agent or any Lender. regarding the Oxford MLP, the Oxford GP, their financial condition or businesses is information that the Borrower has received from the parties to the Acquisition Agreement, the Oxford MLP or the Oxford GP or their representatives.
8.08.     Use of Proceeds; Margin Regulations. (a) All proceeds of the Term Loans will be used by the Borrower to finance the Refinancing, to pay fees and expenses incurred in connection with the Transaction, and for other corporate purposes (including, at the election of the Borrower, to finance the Acquisition).
(b)No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8.09.     Tax Returns and Payments. The Borrower and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all U.S. Federal tax returns, and all other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by the Borrower and/or any of its Subsidiaries except filings the failure to make would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Borrower and each of its Subsidiaries have paid all taxes and assessments payable by them which have become due, other than those that are being contested in good faith and by proper proceedings and for which adequate reserves are being maintained in accordance with GAAP. On the Initial Borrowing Date no material action, suit, proceeding, investigation, audit or claims are now pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened by any authority regarding any Taxes relating to the Borrower or any of its Subsidiaries.
8.10.     Compliance with ERISA and Other Benefits Laws. (a) Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code (x) has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) of the Code and that the applicable trust qualifies for exemption from taxation under Section 501(a) of the Code or an application for such a letter has been filed within the remedial amendment period and is currently being processed by the IRS with respect thereto, or (y) is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and to the knowledge of the Borrower, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect such determination (or, in the case of a Plan with no determination, to the knowledge of the Borrower, nothing has occurred that would reasonably be expected to materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification). No ERISA Event has occurred other than as would not, individually or in the aggregate, have a Material Adverse Effect.
(b)    There exists no Unfunded Pension Liability with respect to any Plan that would have a Material Adverse Effect.
(c)    To the knowledge of the Borrower, no Multiemployer Plan is Insolvent or in Reorganization. None of the Borrower or any ERISA Affiliate has incurred any material liability with respect to a complete or partial withdrawal from any Multiemployer Plan, and, if the Borrower and each ERISA Affiliate were to withdraw in a complete withdrawal from any Multiemployer Plan as of the date this assurance is given or deemed given, the aggregate withdrawal liability that would be incurred would not reasonably be expected to result in a Material Adverse Effect.
(d)    To the knowledge of the Borrower, there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.
(e)    The Borrower and, to the knowledge of the Borrower, each ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(f)    Except as would not individually or in the aggregate have a Material Adverse Effect, (x) neither the Borrower nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA or withdrawn as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) from a Plan so as to become subject to the provisions of Section 4063 of ERISA, and (y) neither the Borrower nor any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA.
(g)    Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and all contributions required to be made with respect to a Foreign Pension Plan have been timely made.
(h)    None of the Borrower nor any member of its respective Controlled Group has incurred, or reasonably expects to incur, any liability under the Coal Industry Retiree Health Benefit Act (other than contributions or premiums in the ordinary course and without default).
(i)    There is no pending audit or investigation by the IRS, the U.S. Department of Labor, the PBGC or any other governmental agency or any foreign regulatory agency with respect to any Plan that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
8.11.     Security Documents. (a) The provisions of the Guaranty and Collateral Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the GCA Collateral described therein. In the case of pledged capital interest described in the Guaranty and Collateral Agreement, when Stock Certificates representing such pledged capital interest are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guaranty and Collateral Agreement, when financing statements specified in Schedule 8.11(a) in appropriate form are filed in the offices specified in Schedule 8.11(a), the Collateral Agent, for the benefit of the Secured Creditors will have a fully perfected lien on, and security interest in, all right, title and interest in all of the UCC Financing Collateral, subject to no other Liens other than Permitted Liens (subject to the prior Lien of the ABL Representative with respect to ABL Priority Collateral and subject to the Liens of the Notes Representative under the First Lien Intercreditor Agreement).
(b)Each Mortgage, when executed and delivered and recorded or registered in the applicable recording or registration office, will create, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to any Person (except Permitted Encumbrances related thereto).
8.12.     Properties. All Real Property (a) owned by the Borrower or its Subsidiaries as of the Initial Borrowing Date or (b) leased by the Borrower or its Subsidiaries as of the Initial Borrowing Date for which the aggregate annual rental payments are at least $1,000,000, and the nature of the interest therein, is described in Schedule 8.12. The Borrower and each of its Subsidiaries has good and marketable title to or valid leasehold interests, as applicable, in (i) all personal property that is necessary or used in the ordinary course of business, free and clear of all Liens (other than Permitted Liens) and (ii) all Real Property listed on Schedule 8.12, free and clear of all Liens (other than Permitted Liens).

8.13.     Subsidiaries. On and as of the Initial Borrowing Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 8.13. Schedule 8.13 sets forth, as of the Initial Borrowing Date, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof.
8.14.     Compliance with Statutes, etc. The Borrower and its Subsidiaries are in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of their businesses and the ownership of their properties, except in such instances in which (a) the failure to comply therewith is being contested in good faith by appropriate proceedings diligently conducted or (b) such non-compliances as would not reasonably be expected to have a Material Adverse Effect.
8.15.     Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
8.16.     Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except as set forth on Schedule 8.16: (a) the Borrower and its Subsidiaries are in compliance with all applicable Environmental Laws and have obtained and are in compliance with the terms of any Environmental Permits required under such Environmental Laws, and are not aware of any reason any such Environmental Permits would reasonably be expected to be revoked, not renewed or adversely modified; (b) there are no Environmental Claims pending or to the knowledge of the Borrower, threatened, against or affecting the Borrower or any of its Subsidiaries or any Real Property of the Borrower or any of its Subsidiaries; (c) no Lien, other than a Permitted Lien, has been recorded or to the knowledge of the Borrower, threatened under any Environmental Law with respect to any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries; (d) neither the Borrower nor any of its Subsidiaries has assumed or retained any liability of any other Person under any Environmental Law; and (e) there are no facts, circumstances, conditions or occurrences with respect to the past or present business, operations, properties or facilities of the Borrower or any of its Subsidiaries, or any of their respective predecessors, that would reasonably be expected to give rise to any Environmental Claim against the Borrower or its Subsidiaries r any liability of the Borrower or its Subsidiaries under any applicable Environmental Law.
8.17.     Employment and Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. On the Initial Borrowing Date, except as disclosed on Schedule 8.17, there is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board or similar agency or entity governing labor relations of any Subsidiary, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower and its Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, (iii) to the knowledge of the Borrower, no union representation question exists with respect to the employees of the Borrower or any of its Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower’ knowledge, threatened against the Borrower or any of its Subsidiaries and (v) no wage and hour department investigation of the Borrower or any of its Subsidiaries is pending, except (with respect to any matter specified in clauses (i), (ii), (iv) or (v) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

8.18.     Intellectual Property, etc. The Borrower and its Subsidiaries own or have the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, (collectively, the “IP Rights”) that are necessary for the operation of their respective businesses without any conflict known to the Borrower with the IP Rights of any other Person, except to the extent any rights of others which, or the failure to so own or have which, as the case may be, would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
8.19.     Foreign Assets Control Regulations, Etc. Neither the Borrower nor any of its Subsidiaries, directors, officers or employees, nor, to the knowledge of the Borrower, any agent, or affiliate is currently the subject or the target of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Borrower or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Burma (Myanmar), Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”).  Neither the Borrower nor any of its Subsidiaries, directors, officers or employees, nor, to the knowledge of the Borrower, any agent, affiliate, joint venture partner or other person associated with or acting on behalf of the Borrower or any of its Subsidiaries is engaging in activities sanctionable under the Iran Sanctions Act; the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010; the Iran Threat Reduction and Syria Human Rights Act of 2012; the National Defense Authorization Act for the Fiscal Year 2012; the National Defense Authorization Act for the Fiscal Year 2013, all as amended; under Executive Order Nos. 13628, 13622, and 13608; or under any other U.S. economic sanctions relating to Iran.  For the past five years, the Borrower and its Subsidiaries have not knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.
SECTION 9.     Affirmative Covenants.
The Borrower hereby covenants and agrees that on and after the Effective Date and until the Loans, Notes (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 and reimbursement obligations under Section 13.01 which, in either case, are not then due and payable) incurred hereunder and thereunder, are paid in full:
9.01.     Information Covenants. The Borrower will furnish to each Lender:
(a)    Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each Fiscal Year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior Fiscal Year, all of which shall be certified by the chief financial officer, treasurer, assistant treasurer, controller or other principal accounting officer of the Borrower as fairly presenting in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(b)    Annual Financial Statements. Within 90 days after the close of each Fiscal Year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and certified independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent.
(c)    Management Letters. Promptly after the Borrower’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto; provided that such delivery only shall be required to the extent allowed by the relevant certified public accountant’s policy and practice.
(d)    Budgets. No later than 30 days following the first day of each Fiscal Year of the Borrower, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income, sources and uses of cash and balance sheets for the Borrower and its Subsidiaries on a consolidated basis) for each of the twelve months of such Fiscal Year prepared in detail.
(e)    Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01(a) and (b), a compliance certificate from the chief financial officer, treasurer, assistant treasurer, controller or principal accounting officer of the Borrower in the form of Exhibit I certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) if delivered with the financial statements required by Section 9.01(b), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Payment Period, and (ii) certify that there have been no changes to the Schedules of the Guaranty and Collateral Agreement to the extent required by each respective agreement.
(f)    Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within five Business Days after any Authorized Officer of the Borrower or of any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or an Event of Default, or (ii) any litigation or governmental investigation or proceeding pending against the Borrower or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect.
(g)    Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Subsidiaries has publicly filed with the Securities and Exchange Commission or any successor thereto (the “SEC”) or delivered to holders (or any trustee, agent or other representative therefor) of any of its material Indebtedness pursuant to the terms of the documentation governing the same.
(h)    Environmental Matters. Promptly after any Authorized Officer of the Borrower or any of its Subsidiaries obtains actual knowledge thereof, notice of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, would reasonably be expected to have a Material Adverse Effect:

(i)any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries;
(ii)any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that (a) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (b) would reasonably be expected to result in an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property;
(iii)any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that would reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any applicable Environmental Law; or
(iv)the occurrence of any Release of Hazardous Materials required under applicable Environmental Law to be reported to any Governmental Authority, or the taking of any removal or remedial action to the extent required by any applicable Environmental Law or any Governmental Authority in response to the Release or threatened Release of any Hazardous Material for which the Borrower or any of its Subsidiaries would reasonably be expected to be responsible.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.
(i)    Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the business, financial or corporate affairs of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.
Documents required to be delivered pursuant to Section 9.01(a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
9.02.     Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all financial dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon prior notice of no less than five Business days and at such reasonable times during normal business hours and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuance of an Event of Default (a) only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.02 and (b) the Administrative Agent shall not exercise such rights more than twice in any calendar year.
9.03.     Maintenance of Property; Insurance. (a) The Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Material Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, and other than property that has become worn-out, defective, obsolete or not used or useful in the business, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.
(b)If at any time the improvements on a Mortgaged Property are located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or any successor thereto or other applicable agency, the Borrower will, and will cause each of its Subsidiaries to, at all times keep and maintain flood insurance in an amount no less than the amount sufficient to comply with the rules and regulations promulgated under the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973, each as amended from time to time.
(c)The Borrower will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower and/or such Subsidiaries) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured).
9.04.     Existence; Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents that are necessary to the proper conduct of their business; provided, however, that nothing in this Section 9.04 shall prevent sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 10.02 and Section 10.05.
9.05.     Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.06.     Compliance with Environmental Laws. (a) (i) the Borrower will comply, and will cause each of its Subsidiaries to comply, in all material respects with all Environmental Laws applicable to, and Environmental Permits required in respect of, the conduct of its business or operations or by the ownership, lease or use of any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries and (ii) to the extent required by applicable Environmental Law, will pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens, other than Permitted Liens, imposed pursuant to such Environmental Laws. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Material Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties, or transported, in compliance in all material respects with all applicable Environmental Laws and as required in connection with the normal operation, use and maintenance of the business or operations of, and in a manner that would not reasonably be expected to result in any material liability of, the Borrower or any of its Subsidiaries.
(b)(i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(h), (ii) at any time that Borrower or any of its Subsidiaries is not in compliance with Section 9.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to Section 11, the Borrower will (in each case) provide, at the joint and several expense of the Borrower and as is reasonably requested by the Administrative Agent, an environmental site assessment report concerning any relevant Real Property owned, leased or operated by the Borrower or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating compliance or noncompliance with applicable Environmental Laws at such Real Property and the presence or absence of Hazardous Materials and the potential cost of any required removal or remedial action in connection with such noncompliance on, or Hazardous Materials on or emanating from, such Real Property. If the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the reasonable cost of which shall be borne by the Borrower, and the Borrower shall and hereby does grant to the Administrative Agent and the Lenders and their respective agents reasonable access to such Real Property, and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, provided that such access and work shall not unreasonably interfere with normal operations of the Borrower or any of them, all at the joint and several expense of the Borrower.
9.07.     ERISA. Promptly and in any event within 30 days after the Borrower knows that any ERISA Event has occurred that would reasonably be expected to result in material liability to the Borrower, the Borrower shall supply to the Administrative Agent (in sufficient copies for all Lenders, if the Administrative Agent so requests) a certificate of an authorized officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto.
9.08.     End of Fiscal Years; Fiscal Quarters. Borrower will cause (i) its and each of its Subsidiaries’ fiscal years to end on December 31 of each calendar year and (ii) its and each of its Subsidiaries’ fiscal quarters to end on the last day of each period described in the definition of “Fiscal Quarter.”

9.09.     Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.
9.10.     Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 8.08. The Borrower will not directly or indirectly use the proceeds from the transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (A) to fund or facilitate any activities of or business with any person or entity that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (B) to fund or facilitate any activities of or business in any Sanctioned Country, or (C) in any other manner that will result in a violation by any person or entity (including any person participating in the transaction, whether as lender, advisor, or otherwise) of Sanctions.
9.11.     Additional Security; Further Assurances; etc. (a) The Borrower shall cause, and will cause each of the other Credit Parties to cause, each of its Wholly-Owned Domestic Subsidiaries (other than Immaterial Subsidiaries) formed or acquired (or which first becomes such a Wholly-Owned Domestic Subsidiary or ceases to be an Immaterial Subsidiary) after the Initial Borrowing Date to become a Credit Party (and a party to the Guaranty and Collateral Agreement by executing a supplement thereto in form reasonably satisfactory to the Administrative Agent) and to execute and deliver all other appropriate Security Documents, in each case, within thirty (30) days (or such longer time period if agreed to by the Administrative Agent in its sole discretion) after the formation or acquisition thereof or after the first date upon which the respective Subsidiary of such Person becomes a Wholly-Owned Domestic Subsidiary or ceases to be an Immaterial Subsidiary. Upon execution and delivery of the supplement to the Guaranty and Collateral Agreement, each such Person (i) shall become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Credit Documents and (ii) shall grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Credit Party that constitutes Collateral as set forth in, and in accordance with, the Security Documents. In addition, each new Wholly-Owned Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 6 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Initial Borrowing Date. For the avoidance of doubt, if any Subsidiary that constitutes a Guarantor issues any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests (other than issuances that constitute a Disposition permitted pursuant to Section 10.02(iv)), such Subsidiary shall be required to remain a Guarantor after giving effect to such issuance.
(b)    The Borrower shall, and shall cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and Real Property of the Borrower and such other Credit Party as are not covered by the original Security Documents (collectively, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent. Notwithstanding the foregoing, this Section 9.11(b) shall not apply to (and the Borrower and its Subsidiaries shall not be required to grant a Mortgage in) (i) any Leasehold for which the aggregate annual rental payments are less than $1,000,000, (ii) any Leasehold with respect to which the respective Credit Party has not obtained (after using commercially reasonable efforts to obtain same)

the consent of the lessor to grant a mortgage in such Leasehold, (iii) any ICTC Excluded Collateral or (iv) any Excluded Property.
(c)    The Borrower will, and will cause each of the other Credit Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, Real Property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, Borrower will, and will cause the other Credit Parties that are Subsidiaries of the Borrower to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 9.11 has been complied with.
(d)If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of the Borrower and the other Credit Parties constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.
(e)To the extent any action that would otherwise have been required to be taken pursuant to Sections 6.08 and 6.09 hereof have not been taken on or prior to the Initial Borrowing Date as permitted thereby, then the Borrower shall cause all such actions to be taken as promptly as practicable after the Initial Borrowing Date, provided that in any event such actions shall be required to be completed within (x) 60 days after the Initial Borrowing Date in the case of actions otherwise required under Section 6.08(a) and (y) 120 days after the Initial Borrowing Date in the case of actions required to be taken pursuant to Section 6.09(a), in each case as such dates may be extended (with respect to a given action or actions) at the reasonable discretion of the Administrative Agent.
(f)The Borrower shall complete each action required by clauses (b) through (d) of this Section 9.11 as soon as possible, but in no event later than 120 days after, such action is requested to be taken by the Administrative Agent or the Required Lenders (as such date me be extended at the sole discretion of the Administration Agent); provided that, in no event will Borrower or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 9.11.
9.12.     Interest Rate Protection. No later than 120 days following the Effective Date, the Borrower will enter one or more Interest Rate Protection Agreements mutually acceptable to the Borrower and the Administrative Agent, to the extent necessary to provide that at least 50% of the aggregate principal amount of the total funded debt of the Borrower as of the Effective Date is subject to either a fixed interest rate or interest rate for a period of not less than three years.
9.13.     Ratings. The Borrower shall use commercially reasonable efforts to (i) obtain (x) a public corporate family rating of the Borrower and a rating of each Tranche of the Loans, in each case from Moody’s, and (y) a public corporate credit rating of the Borrower and a rating of each Tranche of the Loans, in each case from S&P and (ii) to have such ratings in effect at all times.

SECTION 10.     Negative Covenants.
The Borrower hereby covenants and agrees that on and after the Effective Date and until the Loans, Notes, Fees (in each case, together with interest thereon) and all other Obligations (other than contingent obligations, including, without limitation, any indemnities described in Section 13.13 and reimbursement obligations under Section 13.01 which, in either case, are not then due and payable) incurred hereunder and thereunder, are paid in full:
10.01.     Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):
(i)Liens for Taxes or governmental charges not yet due or Liens for Taxes or governmental charges being contested in good faith and by appropriate proceedings for which adequate reserves have been established to the extent required by and in accordance with GAAP;
(ii)Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;
(iii)Liens in existence on the Initial Borrowing Date that are listed, and the property subject thereto described, in Schedule 10.01, plus renewals, replacements and extensions of such Liens to the extent set forth on such Schedule 10.01, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension plus an amount equal to the unpaid interest, premium or other payment thereon pursuant to the terms thereof plus any other reasonable fees and expenses of any Credit Party incurred in connection with renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries;
(iv)Liens created by or pursuant to this Agreement and the Security Documents and Liens on Collateral securing Initial First Lien Notes, the ABL Facility, Permitted Second Lien Notes and Permitted First Lien Notes permitted to be outstanding pursuant to Section 10.04(i)(B);
(v)(x) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries taken as a whole and (y) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Agreement to which the Borrower or any of its Subsidiaries is a party;
(vi)Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by

Section 10.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;
(vii)Liens placed upon equipment or machinery acquired after the Effective Date and used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 270 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(iv) and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or such Subsidiary;
(viii)easements, rights-of-way, restrictions, zoning and other similar restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and that do not, in the aggregate, materially interfere with the conduct of the business of the Borrower and its Subsidiaries taken as a whole;
(ix)Liens arising from UCC or PPSA financing statement filings regarding operating leases entered into in the ordinary course of business;
(x)Liens arising out of the existence of judgments or awards to the extent such judgments do not trigger an Event of Default;
(xi)statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;
(xii)Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);
(xiii)Permitted Encumbrances;
(xiv)Liens on property or assets acquired pursuant to a Permitted Acquisition or other permitted Investment, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition or other permitted Investment; provided that any Indebtedness that is secured by such Liens constitutes Permitted Acquired Debt;
(xv)Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;
(xvi)Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(xvii)bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more bank, custodian, investment, customs and other accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;
(xviii)Liens on assets of Foreign Subsidiaries securing Indebtedness permitted to be incurred by such Foreign Subsidiaries pursuant to Section 10.04(xiii);
(xix)Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 10.04;
(xx)Liens on earnest money deposits made in connection with any agreement in respect of an anticipated Permitted Acquisition;
(xxi)additional Liens of the Borrower or any Subsidiary not otherwise permitted by this Section 10.01 that do not secure obligations in excess of $50,000,000 in the aggregate for all such Liens at any time;
(xxii)Liens arising under Capitalized Lease Obligations to the extent permitted pursuant to Section 10.04(iv) securing Permitted Sale Leaseback Transactions, provided that the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;
(xxiii)Liens granted to a Credit Party;
(xxiv)Liens in respect of royalty, production payment and other obligations under coal leases and similar agreements entered into in the ordinary course of business and to the extent such Liens do not secure any obligation for borrowed money;
(xxv)Liens in respect of supply, sales, surface use and other operational agreements entered into consistent with normal practices in the mining industry, in each case to the extent such agreements are entered into in the ordinary course of business and such Liens do not secure any obligation for borrowed money;
(xxvi)contract mining agreements and leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Borrower or the Subsidiaries;
(xxvii)Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness or other obligations in compliance with the indenture governing the Initial First Lien Notes or any indenture governing any Permitted First Lien Notes;

(xxviii)licenses of intellectual property granted by the Borrower or any Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary course of business of the Borrower or the Subsidiaries; and
(xxix)Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.05 to be applied against the purchase price for such Investment, solely to the extent such Investment would have been permitted on the date of the creation of such Lien.
In connection with the granting of Liens of the type described in clauses (iii), (vi), (vii), (ix), (xiv) of this Section 10.01 by the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).
10.02.     Consolidation, Merger, Amalgamation, Purchase or Sale of Assets, etc. Borrower will not, and will not permit any of its Subsidiaries to, (a) wind up, liquidate or dissolve its affairs or (b) enter into any partnership, joint venture, or transaction of merger, amalgamation or consolidation, or (c) convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory in the ordinary course of business), or (d) enter into any Sale Leaseback, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment, goods and services in the ordinary course of business) of any Person, except that:
(i)Capital Expenditures by the Borrower and its Subsidiaries shall be permitted to the extent not in violation of this Agreement;
(ii)the Borrower and its Subsidiaries may liquidate or otherwise dispose of obsolete surplus or worn-out property;
(iii)Investments may be made to the extent permitted by Section 10.05;
(iv)the Borrower and its Subsidiaries may convey, sell, contribute, lease or otherwise dispose of assets (other than the capital stock or other Equity Interests of any Wholly-Owned Subsidiary, unless (a) all of the capital stock or other Equity Interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (iv) or (b) less than all of the capital stock or other Equity Interests of such Wholly-Owned Subsidiary are transferred in accordance with the terms and conditions of the immediately succeeding paragraph of this clause (iv)) (each of the foregoing, a “Disposition”), so long as (u) no Default or Event of Default then exists or would result therefrom, (v) the Borrower or the respective Subsidiary receives at least Fair Market Value for the assets sold in the Disposition, (w) the Net Sale Proceeds from Dispositions of assets covered by the definition of the term “Asset Sale” above are applied as required by Section 5.02(c), (x) with respect to any Disposition pursuant to this clause (iv) the Person making such Disposition shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided that for the purposes of this sub-clause (x) the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or its Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes, other obligations or assets received by the Person making such Disposition from the purchaser that are converted by such Person into cash or Cash Equivalents within 180 days following the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion and (C) any Designated Non-Cash Consideration received by the Person making such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iv), less the amount of Net Sale Proceeds previously realized in cash from the sale of previously received Designated Non-Cash Consideration, that is at that time outstanding, less than the greater of (x) $50,000,000 and (y) 3.0% of Consolidated Total Assets, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, (y) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 9.11 and (z) the aggregate consideration for all Dispositions made pursuant to this clause (iv) shall not exceed 75% of Consolidated Total Assets since the Effective Date; provided that in the case of an MLP Asset Transfer, in lieu of the foregoing requirements of subclause (x), the Borrower, at its election, may meet the following requirements:
After such MLP Asset Transfer and as a result thereof, (x) the Borrower and its Subsidiaries shall have received an amount of cash and Designated Non-Cash Consideration permitted by subclause (x) above attributable to such MLP Asset Transfer (as a result of (I) the receipt of cash proceeds and other consideration as all or a portion of the consideration for such MLP Asset Transfer or (II) the repayment of intercompany indebtedness, owed by a Subsidiary of the Borrower, transferred or assumed as part of such MLP Asset Transfer) at least equal to 50% of the Fair Market Value of (A) the assets and property transferred or (B) in the case of a transfer of any Equity Interests of a Person, such Person at the time of such MLP Asset Transfer (it being understood that, in the case of a transfer of less than all of the Equity Interests of a Person, the Fair Market Value of such Person shall be determined at the time of the first MLP Asset Transfer constituting part of such MLP Asset Transfer (as if all the Equity Interests in such Person were transferred at the time of such first MLP Asset Transfer, and the cash requirement set forth in this clause shall be satisfied on that basis in connection with such first MLP Asset Transfer) and there shall be no such additional cash attributable to such MLP Asset Transfer required for any subsequent transfer of Equity Interests of such Person constituting part of the MLP Asset Transfer) (in each case of the foregoing clauses (A) and (B), assuming such assets or Person, as applicable, operates as a going concern), with the balance of the consideration received by the Borrower and its Subsidiaries for such MLP Asset Transfer consisting solely of Equity Interests in the applicable MLP, (y) no Default or Event of Default shall have occurred, be continuing or result as a consequence of such transaction and (z) the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such MLP Asset Transfer is consummated would have been at least 2.00:1.00 determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period. For purposes of calculating the Fair Market Value of (a) any Person or (b) any assets or property transferred to any Person and (c) any Equity Interests in a Person with respect to any MLP Asset Transfer, any Indebtedness that is owed by such Person to the Borrower or any Subsidiary shall be disregarded and shall not be reflected in such calculation to reduce the Fair Market Value of such assets or property, Person or Equity Interests in such Person, as the case may be.
(v)(a) the Borrower and the Domestic Subsidiaries may make Dispositions to the Borrower or any other Credit Party that is a Domestic Subsidiary of the Borrower, (b) any Subsidiary that is not a Credit Party may make Dispositions to the Borrower or any other Subsidiary, and (c) without limiting the Dispositions that are permitted to be made pursuant to clauses (a) or (b) immediately above, the Borrower and its Subsidiaries may make the Dispositions listed on Schedule 10.02(v) to the Borrower or any Subsidiary thereof;
(vi)the Borrower and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iv));
(vii)the Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;
(viii)the Borrower and its Subsidiaries may lease, sublease, license or sublicense real, personal or intellectual property in the ordinary course of business;
(ix)the Borrower and its Subsidiaries may make Dispositions of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise, provided that any Disposition of property that is Collateral shall be replaced by property that becomes Collateral;
(x)any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower, provided that (a) no Default or Event of Default shall have occurred, be continuing or result therefrom, (b) all of the transactions contemplated by this Section 10.02(x), and the terms, conditions and documentation thereof shall be in form and substance reasonably satisfactory to the Administrative Agent, (c) at least 10 Business Days’ prior written notice of such transaction is given by the Borrower to the Administrative Agent, (d) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary or Person shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, amalgamation or consolidation) and all actions required to maintain said perfected status have been taken and (e) (1) the Borrower shall be the continuing or surviving corporation, as applicable or (2) if the Person formed by surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof if the Successor Borrower to the Borrower, (B) the Successor Borrower shall expressly assume all Obligations of the Borrower under this Agreement and the other Credit Documents pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, (C) all actions have been taken that are necessary or, in the reasonable opinion of the Administrative Agent desirable, to maintain the perfection and priority of the Liens created by the respective Security Documents in the assets so transferred or sold to such Successor Borrower, (D) the Successor Borrower shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including, without limitation, opinions of counsel, board of directors (or similar) resolutions and other documents and certificates) of the type described in Section 6 as such Successor Borrower would have had to deliver if such Successor Borrower were the Borrower on the Initial Borrowing Date, in each case, as may be requested by the Administrative Agent in connection with the transactions contemplated by this Section 10.02(x), with each of the foregoing to be in form and substance reasonably satisfactory to the Administrative Agent, (E) each Guarantor, unless it is the other party to such merger or consolidation, shall have by an agreement in form and substance reasonably satisfactory to the Administrative Agent confirmed that its Guaranty under the Guaranty and Collateral Agreement shall apply to any Successor Borrower’s Obligations as required under this Agreement and the other Credit Documents, (F) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the applicable Security Documents in form and substance reasonably satisfactory to the Administrative Agent, affirmed that the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Guarantor shall remain in full force and effect and perfected and all actions required to maintain said perfected status have been taken, (G) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have affirmed pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent that its obligations under the applicable Mortgage shall apply to its Guaranty as reaffirmed pursuant to clause (E) and (H) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation and such supplements and other agreements preserve the enforceability of the Guaranty and the perfection and priority of the Liens under the applicable Security Documents and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Credit Document and that the provisions set forth in the preceding clauses (B) through (H) preserve the enforceability of the Guaranty and the perfection and priority of the Liens created under the applicable Security Documents (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement);
(xi)any Subsidiary of the Borrower or any other Person may merge, amalgamate or consolidate with and into, or be dissolved, wound up or liquidated into the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower which is a Guarantor, so long as (a) in the case of any such merger, amalgamation, consolidation, dissolution, winding up or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, amalgamation, consolidation, dissolution, winding up or liquidation, (b) in all other cases, a Wholly-Owned Domestic Subsidiary of the Borrower which is a Guarantor is the surviving or continuing corporation of any such merger, consolidation, dissolution or liquidation, and (c) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;
(xii)any Foreign Subsidiary of the Borrower may be merged, consolidated or amalgamated with and into, or be dissolved, wound up or liquidated into, or transfer any of its assets to, any Wholly-Owned Foreign Subsidiary of the Borrower, so long as (a) such Wholly-Owned Foreign Subsidiary of the Borrower is the surviving or continuing entity of any such merger, consolidation, amalgamation, dissolution, winding-up or liquidation and (b) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the Equity Interests and/or assets of such Wholly-Owned Foreign Subsidiary and such Foreign Subsidiary shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation, amalgamation, dissolution, liquidation or transfer) and all actions required to maintain said perfected status have been taken;
(xiii)Permitted Acquisitions may be consummated;

(xiv)the Borrower and its Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value ;
(xv)any Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Subsidiary is a Credit Party, any assets or business of such Subsidiary not otherwise disposed of or transferred in accordance with this Section or Section 10.05 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution;
(xvi)to the extent that no Default or Event of Default would result from the consummation of such disposition or investment, the Borrower and its Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, investment or disposition, the purpose of which is to effect a disposition permitted pursuant to this Section or an Investment permitted pursuant to Section 10.05;
(xvii)the Subsidiaries or Investments listed on Schedule 10.02 may be liquidated, dissolved or wound-down;
(xviii)Permitted Sale Leaseback Transactions;
(xix)any sale, transfer or other disposition of any assets of (a) a Subsidiary to the Borrower or to a Guarantor or Guarantors or (b) the Borrower to a Guarantor or Guarantors;
(xx)the sale by WRI of 99.99% of the Equity Interests in Absaloka in connection with Indian Coal Tax Credit Transactions;
(xxi)the Acquisition, the Initial Oxford Dropdown and the other transactions described in the Acquisition Documents shall be permitted in accordance with the terms of the Acquisition Documents; and
(xxii)the Borrower and its Subsidiaries may make Dispositions in connection with Qualified Receivables Financings.
To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to the Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect and/or evidence the foregoing.
10.03.     Dividends. The Borrower will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:
(i)any Subsidiary of the Borrower may pay cash Dividends to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower;
(ii)any Non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders, members or partners generally, so long as the Borrower or its respective Subsidiary that owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);
(iii)the Borrower and any of its Subsidiaries may pay cash Dividends in an amount not to exceed the Cumulative Retained Consolidated Net Income as in effect immediately before the respective Dividend so long as no Default or Event of Default exists or would result therefrom;
(iv)the Borrower may pay cash Dividends on and repurchase the Borrower Common Stock or repurchase or redeem the Borrower’s Series A Preferred Stock in an aggregate amount not to exceed $10,000,000 in any calendar year with unused amounts in any calendar year being permitted to be carried over for the next succeeding calendar year up to a maximum of $20,000,000 in the aggregate in any calendar year); provided that no Default or Event of Default then exists or would result therefrom;
(v)the Dividends listed on Schedule 10.03(v);
(vi)the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Borrower or any Subsidiary that is contractually subordinated to the Obligations with the net cash proceeds from an Asset Sale that are not otherwise required to be applied to prepay the Term Loans under Section 5.02 (including the reinvestment periods applicable thereto);
(vii)the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Subsidiary of the Borrower held by any current or former officer, director, consultant or employee of the Borrower or any of its Subsidiaries (or their transferees, estates or beneficiaries under their estates) pursuant to the requirements of any equity subscription agreement, stock option agreement, employment agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement or otherwise in the ordinary course of business, not to exceed $10.0 million in any calendar year;
(viii)the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;
(ix)the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of (a) the Series A Preferred Stock to the extent such dividends or distributions constitute “Fixed Charges” and (b) any class or series of Disqualified Stock of the Borrower or any of its Subsidiaries issued on or after the Effective Date, so long as in each case, the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date of the payment of such dividends, after giving effect to such payments of dividends, would have been at least 2.00:1.00 determined on a Pro Forma Basis;
(x)Dividends arising as a result of Qualified Receivables Financing;
(xi)cash payments in lieu of fractional shares issuable as dividends on preferred stock, upon the exercise of any warrants or options or upon the conversion of any convertible debt securities of the Borrower or any of its Subsidiaries;

(xii)the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Subsidiary by, Unrestricted Subsidiaries (other than distributions by or of an MLP or an MLP GP); and
(xiii)the Borrower and any of its Subsidiaries may pay Dividends not otherwise permitted hereto in an aggregate amount not to exceed the greater of (a) $50,000,000 and (b) 3.0% of Consolidated Total Assets determined on the date of the Dividend since the Effective Date; provided that no Default or Event of Default then exists or would result therefrom.
10.04.     Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:
(i)Indebtedness incurred pursuant to (A) this Agreement and the other Credit Documents (B) the Initial First Lien Notes, the ABL Facility, Permitted First Lien Notes, Permitted Second Lien Notes or Permitted Unsecured Notes, and (C) Permitted Refinancing Indebtedness incurred with respect to indebtedness outstanding pursuant to this clause (i); provided that Permitted Refinancing Indebtedness incurred pursuant to this clause (i) may only be pursuant to one or more issues of Permitted First Lien Notes, Permitted Second Lien Notes or Permitted Unsecured Notes or pursuant to the Initial First Lien Notes or the ABL Facility so long as the relevant agents, trustees or Lenders thereunder have entered intercreditor agreements with the Administrative Agent on terms no less advantageous to the Lenders than those in the First Lien Intercreditor Agreement or ABL Intercreditor Agreement, respectively;
(ii)Indebtedness outstanding on the Initial Borrowing Date and listed on Schedule 10.04 and any Permitted Refinancing Indebtedness in respect thereof;
(iii)Indebtedness of the Borrower and the other Credit Parties under (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 and (y) Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower’s or any of its Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;
(iv)Indebtedness of the Borrower and its Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness described in Section 10.01(vi) and including Capitalized Lease Obligations arising from Permitted Sale Leaseback Transactions, provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations and purchase money Indebtedness permitted by this clause (iv) exceed at any time outstanding the greater of (x) $75,000,000 and (y) 5.0% of Consolidated Total Assets.
(v)Indebtedness constituting Intercompany Loans to the extent permitted by Section 10.05(vii);
(vi)Indebtedness consisting of unsecured guaranties (x) by the Borrower and the Wholly-Owned Domestic Subsidiaries of the Borrower that are Guarantors of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement, the Initial First Lien Notes and the ABL Facility and (y) by Wholly-Owned Foreign Subsidiaries of the Borrower of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement;

(vii)additional Indebtedness of the Borrower and its Subsidiaries; provided that (x) no Event of Default then exists or would result therefrom, (y) except in the case of Permitted Acquired Debt, the maturity date of such Indebtedness occurs after the Maturity Date and (z) the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0:1.0 determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period; provided that the amount of Indebtedness that may be incurred pursuant to this clause (vii) by Subsidiaries that are not Guarantors, together with any amounts incurred pursuant to clause (xi), shall not exceed the greater of (x) $15.0 million and (y) 1.0% of Consolidated Total Assets at any one time outstanding;
(viii)Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automated clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;
(ix)Indebtedness arising from agreements of the Borrower or any of its Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions, other Investments and the disposition of any business, assets or Equity Interests permitted hereunder;
(x)Indebtedness of the Borrower or any Subsidiary consisting of take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money;
(xi)Indebtedness consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, directors, managers, consultants, and employees (or their respective transferees, estates or beneficiaries under their estates) to finance the purchase or redemption of Equity Interest of the Borrower or any of its Subsidiaries permitted by this Agreement;
(xii)Indebtedness of the Borrower or any of its Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;
(xiii)Indebtedness of Foreign Subsidiaries; provided that the amount of Indebtedness that may be incurred pursuant to this clause (xi) by Subsidiaries that are not Guarantors, together with any amounts incurred pursuant to clause (vii), shall not exceed the greater of (x) $15.0 million and (y) 1.0% of Consolidated Total Assets at any one time outstanding;
(xiv)the issuance by Absaloka of preferred equity to a third party that purchases such preferred equity in connection with an Indian Coal Tax Credit Transaction;
(xv)Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Borrower or any Subsidiary of the Borrower other than a Receivables Subsidiary (except for Standard Securitization Undertakings); and
(xvi)so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness incurred by the Borrower and its Subsidiaries in an aggregate principal amount not to exceed the greater of (x) $50.0 million and (y) 3.0% Consolidated Total Assets at any one time outstanding, which Indebtedness shall be unsecured unless otherwise permitted under Section 10.01(xxi).
10.05.     Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to or equity investments in any Person (excluding trade credit and advances to customers and commissions, travel and similar advances to officers, employees and consultants made it the ordinary course of business), or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:
(i)the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;
(ii)the Borrower and its Subsidiaries may acquire and hold cash and Cash Equivalents;
(iii)the Borrower and its Subsidiaries may hold the Investments held by them on the Effective Date and described on Schedule 10.05, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;
(iv)the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(v)the Borrower and its Subsidiaries may make loans and advances to their officers, directors and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $500,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);
(vi)the Borrower and the other Credit Parties may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 10.04(iii);
(vii)(I) any Credit Party may make intercompany loans and advances to any other Credit Party (other than an MLP GP or the general partner of an MLP GP), (II) Borrower and its Domestic Subsidiaries (other than an MLP GP or the general partner of an MLP GP) whether or not existing on or before the date of this Agreement may make intercompany loans and advances to any Wholly-Owned Foreign Subsidiary, (III) any Subsidiary whether or not existing on or before the date of this Agreement which is not a Credit Party may make intercompany loans and advances to any Credit Party and (IV) any Foreign Subsidiary may make intercompany loans and advances to any other Foreign Subsidiary that is a Wholly-Owned Subsidiary (such intercompany loans and advances referred to in preceding clauses (I) through (IV), collectively, the “Intercompany Loans”), provided, that (u) at no time shall the aggregate outstanding principal amount of all Intercompany Loans made pursuant to preceding subclause (II) of this clause (vii), when added to the amount of contributions, acquisitions of Equity Interests, capitalizations and forgivenesses theretofore made pursuant to subclause (II) of Section 10.05(viii) (for this purposes, taking the

Fair Market Value of any property (other than cash) so contributed at the time of such contribution), exceed the greater of (a) $15.0 million and (b) 1.0% of Consolidated Total Assets (determined without regard to any write-downs or write-offs of such loans and advances and net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), (v) no Intercompany Loan may be made pursuant to subclause (II) above at any time that a Default or an Event of Default has occurred and its continuing, (w) each Intercompany Loan shall be evidenced by an Intercompany Note, (x) each such Intercompany Note owned or held by a Credit Party shall be pledged to the Collateral Agent pursuant to the Guaranty and Collateral Agreement, (y) each Intercompany Loan made to a Credit Party by any Subsidiary of the Borrower that is not a Credit Party shall be subject to the subordination provisions contained in the respective Intercompany Note and (z) any Intercompany Loans made to any Guarantor or any Wholly-Owned Foreign Subsidiary pursuant to this clause (vii) shall cease to be permitted by this clause (vii) if such Guarantor or Wholly-Owned Foreign Subsidiary, as the case may be, ceases to constitute a Guarantor that is a Wholly-Owned Domestic Subsidiary or a Wholly-Owned Foreign Subsidiary, as the case may be;
(viii)(I) the Borrower and any Guarantor may make capital contributions to, or acquire Equity Interests of, any Guarantor which is a Wholly-Owned Domestic Subsidiary, (II) the Borrower and its Domestic Subsidiaries may make capital contributions to, or acquire Equity Interests of, Wholly-Owned Foreign Subsidiaries, and may capitalize or forgive any Indebtedness owed to them by a Wholly-Owned Foreign Subsidiary and outstanding under clause (vii) of this Section 10.05, and (III) any Wholly-Owned Foreign Subsidiary may make capital contributions to, or acquire Equity Interests of, any other Wholly-Owned Foreign Subsidiary, and may capitalize or forgive any Indebtedness owed to it by a Wholly-Owned Foreign Subsidiary; provided that (w) the aggregate amount of contributions, acquisitions of Equity Interests, capitalizations and forgiveness on and after the Initial Borrowing Date made pursuant to preceding subclause (II) (for this purpose, taking the Fair Market Value of any property (other than cash) so contributed at the time of such contribution), when added to the aggregate outstanding principal amount of Intercompany Loans made to Wholly-Owned Foreign Subsidiaries pursuant to subclause (II) of Section 10.05(vii) (determined without regard to any write-downs or write-offs thereof and net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), shall not exceed an amount equal to the greater of (a) $15.0 million and (b) 1.0% of Consolidated Total Assets, (x) no contribution, capitalization or forgiveness may be made pursuant to preceding subclause (II) at any time that a Default or an Event of Default has occurred and its continuing, (y) in the case of any contribution pursuant to preceding subclause (I), any security interest granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in any assets so contributed shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution) and all actions required to maintain said perfected status have been taken and (z) any Investment made in or to any Guarantor or any Wholly-Owned Foreign Subsidiary pursuant to this clause (viii) shall cease to be permitted hereunder if such Guarantor or Wholly-Owned Foreign Subsidiary, as the case may be, ceases to constitute a Guarantor that is a Wholly-Owned Domestic Subsidiary or a Wholly-Owned Foreign Subsidiary, as the case may be;
(ix)the Borrower and its Subsidiaries may own the Equity Interests of their respective Subsidiaries and Unrestricted Subsidiaries that exist on the date of this Agreement and their respective Subsidiaries and Unrestricted Subsidiaries that are created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such created or acquired Subsidiaries or Unrestricted Subsidiaries are independently permitted under another provision of this Section 10.05);

(x)Contingent Obligations permitted by Section 10.04, to the extent constituting Investments;
(xi)Permitted Acquisitions shall be permitted in accordance with the terms of this Agreement;
(xii)the Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 10.02(iv);
(xiii)the Borrower and its Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business of the Borrower or such Subsidiary;
(xiv)any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;
(xv)Investments in (x) a joint venture of the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiaries owns more than 50% of the voting stock not to exceed the greater of (x) $20.0 million and (y) 1.0% of Consolidated Total Assets at any time outstanding and (y) in joint ventures listed on Schedule 10.05(xv); provided that if any Investment pursuant to this clause (xv) is made in a Person that is not a Guarantor on the date of the making of such Investment and such Person becomes a Guarantor after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (vii) above and shall cease to have been made pursuant to this clause (xv) for so long as such Person continues to be a Guarantor;
(xvi)Intercompany Indebtedness incurred in connection with the Acquisition and the other transactions described in the Acquisition Documents in accordance with the terms thereof, including, for the avoidance of doubt, the Investments described on Schedule 10.05(xvi);
(xvii)Investments in newly formed Foreign Subsidiaries of the Borrower described on Schedule 10.05(xvii);
(xviii)in addition to Investments permitted by clauses (i) through (xvii) of this Section 10.05, the Borrower and its Subsidiaries may make additional loans, advances and other Investments to or in a Person in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xviii) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed the greater of (x) $25.0 million and (y) 1.5% of Consolidated Total Assets as of the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available; provided that if any Investment pursuant to this clause (xviii) is made in a Person that is not a Guarantor on the date of the making of such Investment and such Person becomes a Guarantor after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (vii) above and shall cease to have been made pursuant to this clause (xviii) for so long as such Person continues to be a Guarantor;
(xix)the Borrower and any of its Subsidiaries may make additional Investments in an amount not to exceed the Cumulative Retained Consolidated Net Income as in effect immediately before the respective Investment; provided that no Default or Event of Default exists or would result therefrom;
(xx)the Borrower and any of its Subsidiaries may make any Investment in securities or other assets not constituting cash or Cash Equivalents or received in connection with (i) the Oxford Acquisition and the Initial Oxford Dropdown, (ii) an Asset Sale, Permitted GP Transfer or Permitted MLP Transfer permitted by Section 10.02 or (iii) any other disposition of assets (other than a Permitted MLP Transfer or Permitted GP Transfer) not constituting an Asset Sale;
(xxi)the Borrower and any of its Subsidiaries may make any Investment in an MLP or a GP; provided that such Investment results from a Permitted MLP Asset Transfer or a Permitted MLP Equity Transfer;
(xxii)the Borrower and any of its Subsidiaries may make Investments that are made with Excluded Contributions; and
(xxiii)any Investment made by Absaloka or its equity owners in connection with an Indian Coal Tax Credit Transaction.
10.06.     Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries involving aggregate consideration in excess of $20 million, other than in the ordinary course of business and on terms and conditions not materially less favorable to the Borrower or such Subsidiary than those that would reasonably have been obtained by the Borrower or such Subsidiary at that time in a comparable transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:
(i)Dividends may be paid to the extent provided in Section 10.03;
(ii)loans may be made and other transactions may be entered into by the Borrower and its Subsidiaries to the extent permitted by Sections 10.02, 10.04 and 10.05;
(iii)customary fees, indemnities and reimbursements may be paid to non-officer directors of the Borrower and its Subsidiaries;
(iv)the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, severance agreements, employee benefits plans, stock purchase plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business;
(v)Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to the Borrower or to any Subsidiary of the Borrower;
(vi)transactions (including a merger) between or among the Borrower and/or any of its Subsidiaries that are Guarantors

(vii)any transaction effected as part of a Qualified Receivables Financing
(viii)any transaction in which the Borrower or any of its Subsidiaries, as the case may be, delivers to the Administrative Agent an opinion as to the fairness to the Borrower or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;
(ix)the payment of all fees and expenses incurred in connection with the Transaction on the terms described in the Offering Memorandum;
(x)the Initial Oxford Dropdown, any Permitted MLP Asset Transfer and any Permitted MLP Equity Transfer; and
(xi)payment for services rendered between any MLP or GP and one or more of the Borrower or any Guarantor, if (x) payment is made or completed in compliance with the terms and provisions of the partnership agreement of the MLP (or comparable governing document of the GP) and (y) such transaction is on terms and conditions fair and reasonable to the Borrower or such Guarantor as determined in good faith by the Borrower.
Notwithstanding anything to the contrary contained above in this Section 10.06, in no event shall the Borrower or any of its Subsidiaries pay any management, consulting or similar fee to any of their respective Affiliates except as specifically provided in clause (v) of this Section 10.06.
10.07.     Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Borrower or any Subsidiary, or with respect to any other Equity Interest or participation in, or measured by its profits, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement, the other Credit Documents, the ABL Documents, the Initial First Lien Notes and the indenture and other documentation governing, or entered into in connection with, the Initial First Lien Notes, (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement (in which Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (v) restrictions on the transfer of any asset pending the close of the sale of such asset, (vi) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01; (vii) restrictions applicable to any Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 10.05 or a Permitted Acquisition effected in accordance with the terms of this Agreement; provided that the restrictions applicable to such Subsidiary are not made more burdensome, from the perspective of the Borrower and its Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment or Permitted Acquisition; (viii) restrictions contained in any documents or agreements evidencing, relating to or otherwise governing a Receivables Financing with respect to any Receivables Subsidiary; (ix) customary provisions in joint venture agreements, partnership agreements, limited liability company documents and other similar agreements, in each case entered into in the ordinary course of business; (x) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; (xi) any amendment, restatement, renewal, replacement or refinancing of an agreement referred to above; provided that such restrictions are not materially more restrictive, taken as a whole, than those under the agreement being amended, restated, renewed, refinanced or replaced; and (xii) restrictions listed on Schedule 10.07.
10.08.     Business; etc. Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Borrower and its Subsidiaries as of the Initial Borrowing Date and reasonable extensions thereof and businesses ancillary or complimentary thereto (“Permitted Business”).
10.09.     Optional Payments and Modifications of Certain Debt Instruments. Borrower will not, and will not permit any of its Subsidiaries to, (a) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Junior Debt; or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Junior Debt, the Initial First Lien Notes or the ABL Documents that would be materially adverse to the Lenders and the other Secured Creditors (it being understood that the commitments under the ABL Documents may be increased up to the greater of (x) $100,000,000 and (y) the sum of 85% of the aggregate book value of accounts receivable plus 50% of the aggregate book value of inventory of the Borrower and its Subsidiaries at the time of incurrence less the amount of certain permanent principal payments in accordance with the terms thereof (such increased amount, the “Permitted ABL Indebtedness”)).
SECTION 11.     Events of Default.
Upon the occurrence of any of the following specified events (each, an “Event of Default”):
11.01.     Payments. Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Loan or Note or any Fees or any other amounts owing hereunder or under any other Credit Document; or
11.02.     Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
11.03.     Covenants. The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.04 (solely with respect to the existence of the Borrower), 9.10, 9.12 or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of 30 days after the date on which written notice thereof is given to the Borrower by the Administrative Agent or the Required Lenders; or
11.04.     Default Under Other Agreements. (i) The Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations but including, for the avoidance of doubt, the Initial First Lien Notes and the ABL Facility) beyond the period of grace, if any, provided in any instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations but including, for the avoidance of doubt, the Initial First Lien Notes and the ABL Facility) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations but including, for the avoidance of doubt, the Initial First Lien Notes and the ABL Facility) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and provided further that, other with respect to the Initial First Lien Notes and the ABL Facility, it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $25,000,000; or
11.05.     Bankruptcy, etc. The Borrower or any of its Material Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Material Subsidiaries, and the petition is not dismissed or stayed within 60 days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code), receiver, receiver-manager, administrator, monitor, trustee or similar official is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries, to operate all or any substantial portion of the business of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries, or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed or unstayed for a period of 60 days after the filing thereof, or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or
11.06.     ERISA.
(a)    one or more ERISA Events shall have occurred, or
(b)    there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Borrower or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans;
and the liability of any or all of the Borrower and the ERISA Affiliates contemplated by the foregoing clauses (a) and (b), either individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect; or
11.07.     Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01 or by the ABL Intercreditor Agreement or First Lien Intercreditor Agreement), and subject to no other Liens (except as permitted by Section 10.01), provided that the failure to have a perfected and enforceable Lien on Collateral in favor of the Collateral Agent shall not give rise to an Event of Default under this Section 11.07 (a) if any lack of perfection or enforceability results from any act or omission of the Collateral Agent or the Administrative Agent (so long as such act or omission does not result from the breach or non-compliance by a Credit Party with the terms of any Credit Document), or (b)  unless the aggregate Fair Market Value of all Collateral over which the Collateral Agent fails to have a perfected and enforceable Lien (other than such failure described in clause (a) immediately above), equals or exceeds 2.0% of Consolidated Total Assets; or
11.08.     Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party; or
11.09.     Judgments. One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments equals or exceeds $25,000,000; or
11.10.     Change of Control. A Change of Control shall occur; then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clause (i) below shall occur automatically without the giving of any such notice): (i) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (ii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; (iii) enforce each Guaranty; and (iv) apply any cash collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations.
11.11.     Limitation on Activities of Absaloka. The Borrower and any Subsidiary that controls Absaloka will cause Absaloka not to hold any material assets, become liable for any material obligations, engage in any trade or business, form any subsidiary, issue any securities or sell any assets or conduct any business activity, except as and to the extent necessary or desirable to enter into, or perform Indian Coal Tax Credit Transactions, which may include, without limitation, the issuance or sale of equity securities of Absaloka to a third party in connection with any Indian Coal Tax Credit Transactions, and the ownership and operation by Absaloka of the other ICTC Excluded Collateral.
11.12.     Limitation on Activities of Westmoreland Canada LLC. The Borrower will not permit Westmoreland Canada, LLC to engage in any activities other than (a) holding the general partner interest in Westmoreland Canadian Investments, LP, (b) participating in any intercompany financings, or (c) activities appropriate or necessary in relation to such financings or its holding of such general partner interest.
SECTION 12.     The Administrative Agent.
12.01.     Appointment. The Lenders hereby irrevocably designate and appoint Bank of Montreal as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include Bank of Montreal in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.
12.02.     Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.
(b)Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Lead Arrangers are named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, the Lead Arrangers shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.
12.03.     Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.
12.04.     Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.
12.05.     Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.
12.06.     Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
12.07.     The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Majority Lenders,” “Required Lenders,” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
12.08.     Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
12.09.     Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless an Event of Default under Section 11.05 then exists, the Borrower. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.
(b)Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).
(c)If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
(d)If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided in clause (b) above.
(e)Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.
12.10.     Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. In addition, each Lender, for the benefit of all parties to this Agreement, authorizes and directs the Collateral Agent to enter into the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement and other intercreditor agreements required in connection with the applicable issuance of Initial First Lien Notes, the ABL Facility, Permitted First Lien Notes and Permitted Second Lien Notes (which intercreditor agreements shall be deemed to constitute Security Documents for all purposes of this Agreement) and any amendments to the Security Documents that may be necessary in connection therewith for the benefit of the Lenders and the Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.
(b)The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon the payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents or the last sentence of each of Sections 10.01 and 10.02. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10; provided that any Lender that does not respond to such request within fifteen days after it being made by the Collateral Agent shall have deemed to have confirmed the Collateral Agent’s authority to release the Collateral.
(c)Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents and each Secured Creditor hereby agree that (i) no Secured Creditor shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised by the Administrative Agent, on behalf of the Secured Creditors in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised by the Collateral Agent and (ii) in the event of a foreclosure by the Collateral Agent or on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for, and representative of, the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition. The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
12.11.     Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.
SECTION 13.     Miscellaneous.
13.01.     Payment of Expenses, etc. (a) The Borrower shall: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of (x) the Administrative Agent (including, without limitation, the reasonable fees and disbursements of one counsel for the Administrative Agent, one counsel in each relevant local jurisdiction and one regulatory counsel) incurred in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent and the Lead Arrangers and their respective Affiliates in connection with its or their syndication efforts with respect to this Agreement and (y) the Administrative Agent and the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings; provided, however, that in the absence of conflicts, reimbursement of legal fees and disbursements shall be limited to the reasonable fees and disbursements of one counsel (and one local counsel in each relevant jurisdiction and one regulatory counsel, if applicable) for the Administrative Agent and the Lenders, such counsel to be selected by the Administrative Agent; (ii) pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all Other Taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such Lender as a result of the gross negligence or willful misconduct of such Person (as determined by a court of competent jurisdiction in a final and non-appealable decision)) to pay such Other Taxes; and (iii) indemnify the Administrative Agent and each Lender, and each of their respective directors, officers, employees, advisors, agents, affiliates (including, without limitation, controlling persons), successors, partners, representatives, trustees and assignees (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages (including, without limitation, consequential damages), penalties, claims, actions, judgments, suits, costs, expenses, consultants’ fees and disbursements (including reasonable documented fees, disbursements, disbursements and other charges of one primary counsel and one local counsel for each relevant jurisdiction to such Indemnified Persons (unless there is an actual or perceived conflict of interest or the availability of different claims or defenses in which case each such Person may retain its own counsel)) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the Financing Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries, the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including Environmental Permits), or any Environmental

Claim asserted against the Borrower, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, provided that no Credit Party shall have any obligation hereunder to any Indemnified Person with respect to indemnified liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person; provided further that the liabilities arising solely pursuant to clause (iii)(b) of this Section 13.01(a), shall not include any liabilities that would not have arisen but for the execution of this Agreement or any other Credit Document. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.
(b)To the full extent permitted by applicable law, no party hereto shall assert, and each party hereby waives, any claim against each other party hereto, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that the foregoing shall not limit the indemnification obligations of the Borrower hereunder or under any other Credit Document. No party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such party results from such party’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non‑appealable decision). The Borrower agrees not to assert, and hereby waives, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws or related to Environmental Claims, that it now or hereafter may have by statute or otherwise against any Indemnified Person.
13.02.     Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender (including, without limitation, by branches and agencies of the Administrative Agent or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided that, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.
13.03.     Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and delivered by certified mail, return receipt requested, sent by facsimile, .pdf or any other means of electronic transmission or sent by overnight courier: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule 1.01(b); and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall be effective when received if sent by facsimile or .pdf, or when received or rejected if sent by certified mail or overnight delivery (as shown on the return receipt or tracking report, respectively).
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
13.04.     Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may, without consent or notice, grant participations to Eligible Transferees in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Loans hereunder except as provided in Sections 2.13 and 13.04(b)) and the participant shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory prepayment of the Loans shall not constitute a change in the terms of such participation, and that an increase in any Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of (x) the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents or (y) the guarantees under the Guaranty supporting the Loans in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation. The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.10 and 5.04 (subject to the requirements and limitations therein, including the requirements under Section 5.04(b) (it being understood that the documentation required under Section 5.04(b) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant agrees to be subject to the provisions of Sections 2.10 and 5.04 as if it were an assignee and to the extent that a participation would at the time of participation directly cause increased costs under Sections 2.10 or 5.04 from those being charged by the respective

Lender prior to such participation, then the Borrower shall not be obliged to pay such increased costs. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(b)Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its outstanding Obligations hereunder to any existing Lender or Affiliate of a Lender or Approved Fund, provided, that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender or any of its Subsidiaries or (y) assign all, or if less than all, a portion equal to at least $1,000,000 (or such lesser amount as the Administrative Agent and, so long as no Event of Default then exists and is continuing, the Borrower may otherwise agree) in the aggregate for the assigning Lender or assigning Lenders, of such outstanding Obligations hereunder to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule 1.01(a) shall be deemed modified to reflect the outstanding Loans of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised outstanding Loans, (iii) the consent of the Administrative Agent and, so long as no Default or Event of Default then exists, the Borrower, shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned); and (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided that only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor). To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned outstanding Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person that is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower the appropriate Internal Revenue Service Forms (and, if applicable, a Section 5.04(b)(ii) Certificate) and such other documentation described in Section 5.04(b).
(c)The Borrower shall also be entitled to purchase (from Lenders) outstanding principal of Term Loans in accordance with the provisions of Section 2.15, which purchases shall be evidenced by assignment from the respective Lender to the Borrower. All Loans purchased pursuant to Section 2.15 shall be immediately and automatically cancelled and retired, and the Borrower shall in no event become a Lender hereunder.  To the extent of any assignment to the Borrower as described in this clause (c), the assigning Lender shall be relieved of its obligations hereunder with respect to the assigned Term Loans.

(d)Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank or any central bank in support of borrowings made by such Lender from such Federal Reserve Bank or central bank, any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (d) shall release the transferor Lender from any of its obligations hereunder.
(e)Any Lender that assigns all of its Loans hereunder in accordance with Section 13.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such assigning Lender.
13.05.     No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.
13.06.     Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
(b)Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that (i) if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest and (ii) the provisions of this paragraph (b) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations pursuant to Section 13.04, other than, except as permitted pursuant to Section 2.15, to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph (b) shall apply).

(c)Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.
13.07.     Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that, (i) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.
(b)All computations of interest, and Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day.
13.08.     GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY IN ANY OTHER JURISDICTION, INCLUDING, WITHOUT LIMITATION, THE ADMINISTRATIVE AGENT OR ANY LENDER BRINGING ANY ACTION TO

ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE SECURITY DOCUMENTS OR AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY CREDIT PARTY IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED.
(b)EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
13.09.     Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered (including by facsimile or other electronic transmission) shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.
13.10.     Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.
13.11.     Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
13.12.     Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from the Guaranty and the relevant Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than, except with respect to following clause (i), a Defaulting Lender) (with Obligations being directly affected in the case of following clauses (i)(y) and (v) or whose Obligations are being extended in the case of following clause (i)(x)), (i)(x) extend the final scheduled maturity of any Loan or Note, (y) or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of (x) the Collateral (except as expressly provided in the

Credit Documents) under all the Security Documents or (y) the guarantees under the Guaranty, (iii) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans on the Effective Date), (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans are included on the Effective Date) or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the then Administrative Agent, (2) without the consent of the then Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (3) except as permitted pursuant to Section 2.16 and in cases where additional extensions of term loans are being afforded substantially the same treatment afforded to the Term Loans pursuant to this Agreement on the Effective Date, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment or repayment as a result of the actions described below, alter the required application of any prepayments or repayments, as between the various Tranches, pursuant to Section 5.02(g) (it being understood, however, that (A) the Required Lenders may waive, in whole or in part, any such prepayment or repayment, so long as the application, as amongst the various Tranches, of any such prepayment or repayment which is still required to be made is not altered and (B) any conversion of any Tranche of Loans into another Tranche of Loans hereunder in like principal amount shall not be considered a “prepayment” or “repayment” for purposes of this clause (3)), or (4) without the consent of the Majority Lenders of the respective Tranche affected thereby, amend the definition of Majority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Loans are included on the Effective Date), or (5) reduce the amount of, or extend the date of, any Scheduled Term Loan Repayment without the consent of the Majority Lenders of the respective Tranche of Term Loans.
(b)If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below and/or in connection with a Defaulting Lender, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower, if the respective Lender’s consent is required with respect to less than all Tranches of Loans, to replace only the Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) repay each Tranche of outstanding Loans of such Lender that gave rise to the need to obtain such Lender’s consent in accordance with Section 5.01(b), provided that, unless the Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrower shall not have the right to replace a Lender or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c)Notwithstanding the foregoing, (x) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 13.04) in full of this principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (y) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
(d)In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans (the “Refinanced Term Loans”) with a replacement “B” term loan tranche denominated in Dollars (the “Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans), and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.
(e)Notwithstanding anything to the contrary contained in this Section 13.12, (x) the First Lien Intercreditor Agreement, the ABL Security Agreement, the Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents and (y) if following the Effective Date, the Administrative Agent and any Credit Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents (other than the Security Documents), then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
(f)Notwithstanding anything to the contrary contained in clauses (a) or (e) above of this Section 13.12, (i) the Borrower, the Administrative Agent and each Additional Lender may, in accordance with the provisions of Section 2.14, enter into an Incremental Amendment, provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Additional Lender of such Incremental Amendment, such Incremental Amendment may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12.

13.13.     Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.
13.14.     Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10, 2.11 or 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.10, 2.11 or 5.04.
13.15.     Register. The Borrower hereby designates the Administrative Agent to serve as its non-fiduciary agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the names and addresses of the Lenders, the Commitments of, and principal amount (and stated interest) of the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Loans and prior to such recordation all amounts owing to the transferor with respect to such Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. The Administrative Agent shall allow the Borrower to inspect the Register at any time upon reasonable prior notice to the extent such inspection is reasonably determined by the Borrower to be necessary to establish the relevant Loans or other obligations are in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. Without duplication with Section 13.01, the Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of what-so-ever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15.
13.16.     Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each Lender will use its reasonable efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel on a need-to-know basis or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information in connection with the Credit Documents, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to the Borrower or any of its Subsidiaries that is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body or self-regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors or in connection with pledges or assignments in favor of any Federal Reserve Bank or central bank permitted under Section 13.04(d), (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 and (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16.
(b)The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.
13.17.     Patriot Act. Each Lender subject to the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009) (as amended from time to time, the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties and other information that will allow such Lender to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.
13.18.     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
13.19.     Judgment Currency. (a) The Credit Parties’ obligations hereunder and under the other Credit Documents to make payments in the respective foreign currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent, the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such Lender under this Agreement or the other Credit Documents. If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).
(b)If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which would have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.
For purposes of determining any rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
13.20.     No Fiduciary Duty. Each of the Administrative Agent, the Lenders and their Affiliates (collectively, solely for purposes of this Section 13.20, the “Lender Parties”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its Affiliates. The Borrower agrees that nothing in this Agreement or other Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and the Borrower, its stockholders or its Affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by this Agreement and the other Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Parties have assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Parties have advised, are currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in this Agreement and other Credit Documents and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
13.21.     Intercreditor Agreements. Pursuant to the express terms of each Intercreditor Agreement, in the event of any conflict or inconsistency between the terms of the relevant Intercreditor Agreement and any of the other Credit Documents, the provisions of the relevant Intercreditor Agreement shall govern and control. Notwithstanding anything herein or in any other Credit Document to the contrary, the lien and security interest granted to the Administrative Agent pursuant to this Agreement or any other Credit Document and the exercise of any right or remedy by the Administrative Agent hereunder or under any other Credit Document are subject to the provisions of the Intercreditor Agreements.
* * *

The parties hereto have caused their duly authorized officers to execute and deliver this Credit Agreement as of the date first above written.
Address:

9540 South Maroon Circle, Suite 200	WESTMORELAND COAL COMPANY
Englewood, CO 80112
Attn: Chief Financial Officer
By: /s/ Jennifer S. Grafton
Name: Jennifer S. Grafton Title: Senior Vice President, Chief Administrative Officer and Secretary

[Signature Page to Westmoreland Term Loan Credit Agreement]

Address for Notices:	BANK OF MONTREAL as Administrative Agent and a Lender
Bank of Montreal
115 S. LaSalle Street, 25 West
Chicago, IL 60603 T: 312.461.2184 Attn: Thomas R. Hasenauer	By: /s/ Tom Dale Name: Tom Dale Title: Managing Director

[Signature Page to Westmoreland Term Loan Credit Agreement]